Exhibit 10.29

BASIC LEASE INFORMATION PAGE

The capitalized terms in this Lease shall have the meanings ascribed to them below, unless more specifically defined in the Lease, and, in the event of a conflict, the definition contained in the Lease shall control.

LANDLORD:	PR LITTLETON EXPANSION, LLC, a Delaware limited liability company

TENANT:	TRIUMPH LEARNING, LLC, a Delaware limited liability company

PREMISES:	(a)	Address:	1-3 Distribution Center Circle
Littleton, Massachusetts 01460

	(b)	Rentable Area: 80,000 square feet, consisting of approximately 72,000 square feet of warehouse space and approximately 8,000 square feet of office space.

	(c)	Project:	Littleton Distribution Center

LEASE TERM or TERM:	Five (5) years and three (3) months, plus any partial month if the Commencement Date does not fall on the first day of a calendar month.

COMMENCEMENT DATE:	The Substantial Completion Date (as defined in the Work Agreement).

TERMINATION DATE:	The last day of the calendar month which is five (5) years and three (3) months following the Commencement Date, unless extended or earlier terminated as set forth in this Lease.

BASE RENT:	The Base Rent is set forth in Exhibit E attached to and made a part of this Lease.

SECURITY DEPOSIT:	$232,000.00, to be held and disposed of in accordance with Section 6 of this Lease.

MOVING ALLOWANCE:	$150,000.00 to be disbursed in accordance with the Work Agreement attached hereto as Exhibit D and made a part hereof.

TABLE OF CONTENTS

i

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of this ____ day of ________, 2009, by and between PR LITTLETON EXPANSION LLC, a Delaware limited liability company, as landlord (“Landlord”), and TRIUMPH LEARNING, LLC a Delaware limited liability company, as tenant (“Tenant”):

IN CONSIDERATION, of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           PREMISES.  Landlord does hereby rent and lease to Tenant and Tenant does hereby rent and lease from Landlord the premises (the “Premises”) shown on the building plan attached hereto as Exhibit A and incorporated herein by reference, containing 80,000 rentable square feet (the “Leased Area”) and located in the building having an address of 1-3 Distribution Center Circle, Littleton, Massachusetts (hereinafter referred to as the “Building”), which Building contains 480,000 rentable square feet and is constructed on certain parcels of land located in Middlesex County, Massachusetts (the “Land”) more particularly identified in Exhibit B attached hereto and incorporated herein by reference, said Land, together with any and all structures, parking areas, roadways, public areas and the like built (or to be built) thereon and including any parking, access and utility easements appurtenant thereto, as the same may from time to time be reduced or increased, being a part of that certain development known as Littleton Distribution Center (the “Project”).

The designation or use from time-to-time of portions of the Project as common or public areas shall not restrict Landlord’s use of such areas for buildings, structures or such other purposes in connection with and consistent with the operations of the Project as Landlord shall determine, including, without limitation, the expansion or remodeling of the Project to include one or more additional buildings, or additional levels, Landlord hereby reserving the unrestricted right to build, add to, subtract from, lease, license, relocate and/or otherwise use (temporarily and/or permanently), any buildings, or other structures, parking areas, roadways or other areas or facilities anywhere upon the Project for such other purposes consistent with the operations of the Project as Landlord shall determine, provided Landlord does not in the exercise of such right materially and adversely affect Tenant’s use of or access to the Premises and provided that Tenant continues to have the use of Tenant’s Parking Ratio (as hereinafter defined).

2.            TERM.

(a)           Subject to and upon the conditions set forth below, the term of this Lease (the “Lease Term”) shall commence on the Commencement Date and shall expire on the Termination Date unless extended or earlier terminated as provided in this Lease.

(b)           Within thirty (30) days after the Commencement Date, if requested by Landlord, Tenant will execute and deliver a Commencement Date Agreement in the form attached as Exhibit C and incorporated herein by reference, with the blanks appearing thereon completed in accordance with the provisions of this Lease in order to memorialize the Commencement Date and Termination Date of this Lease.

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(c)           As used herein the term “Commencement Date” means the Substantial Completion Date under the Work Agreement, attached hereto as Exhibit D and incorporated herein by reference (hereafter referred to as the “Work Agreement”).  Unless extended or earlier terminated as provided in this Lease, this Lease shall terminate at the end of the Lease Term without the necessity of any notice from either Landlord or Tenant to terminate the same.

(d)           Following the mutual execution and delivery of this Lease by Landlord and Tenant, Landlord shall grant Tenant reasonable access to the Premises to allow Tenant to perform certain work to install Tenant’s racking system, forklifts and other equipment, provided such access and work by or on behalf of Tenant is coordinated with and, in Landlord’s reasonable discretion, will not interfere with the timely performance of Landlord’s Work.  Any early access by Tenant prior to the substantial completion of the Landlord’s Work shall be subject to reasonable rules and regulations as may be established by Landlord from time to time, including, without limitation, hours of access and that the performance of Landlord’s Work shall have priority over any activities that Tenant is conducting or shall propose to conduct during the period prior to the substantial completion of Landlord’s Work.  Any interference or delay in the performance of the Landlord’s Work as a result of Tenant’s early access to the Premises shall constitute a Tenant Delay under this Lease.

3.             BASE RENT.  Tenant agrees to pay to Landlord, commencing on the Rent Commencement Date and thereafter throughout the Lease Term, as rental for the Premises (the “Base Rent”) the amounts stated in Exhibit E – Base Rent Schedule, attached hereto and incorporated herein by this reference, without notice, demand, abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 28, or to such other person or at such other place as Landlord may from time to time designate in writing.  The first monthly installment of Base Rent shall be due on the Commencement Date.  The Security Deposit shall be due and payable upon the execution of this Lease.  Thereafter, Base Rent shall be paid to Landlord, in advance, in equal monthly installments on or before the first day of each successive calendar month following the Rent Commencement Date during the Lease Term.  In the event that the Rent Commencement Date is other than on the first day of a calendar month, then the monthly rental for such period less than a full month shall be appropriately prorated.  For purposes of this Section 3, the “Rent Commencement Date” shall be the later date to occur of (i) the Commencement Date, and (ii) July 1, 2009.

4.            EXPENSE CHARGE.  In addition to Base Rent, Tenant shall pay to Landlord, commencing on the Rent Commencement Date and thereafter during the Term, as additional rent an amount (the “Expense Charge”) which is equal to the sum of:

(a)           “Tenant’s Share” (as such term is defined hereinbelow) of any and all costs, fees and expenses related to the supervision, operation, management, administration, security, maintenance and repair of the Building and the Project  (the “Operating Expenses”), including, but not limited to, common areas, parking lots, landscaped areas, sidewalks, driveways, the Septic System (as hereinafter defined), plumbing and other areas used in common by tenants and occupants of the Building and their guests, visitors, employees and invitees, including, without limitation, costs, fees and expenses for :

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(i)           Repairs, maintenance and replacement of the Building and the Project, subject to the limitations on capital expenditures hereinafter set forth;

(ii)           water, sewer, gas, electricity and other utilities utilized in the Building and on the Land, but not separately metered at the Premises or to any other leased premises; and

(iii)          landscape maintenance, irrigation, general maintenance and building services, lighting, painting, cleaning, policing, inspecting the Building and the Project, management fees not to exceed four percent (4%) of gross rental income, and standard exterior extermination services;

(iv)          assessments imposed upon Landlord pursuant to any common area maintenance agreement or recorded covenants, easements, conditions or restrictions to which the Project may from time to time be subject;

plus

(b)           an amount equal to Tenant’s Share of the cost of insurance premiums for fire, extended coverage, public liability and other insurance which Landlord reasonably deems necessary to procure and maintain in connection with the ownership and operation of the Building and the Project or which is required by the holder of any mortgage or deed to secure debt encumbering the Land;

plus

(c)           an amount equal to Tenant’s Share of all real estate taxes and assessments levied against, in respect to, or attributable to the Land, the Building and the Project or any other tax levied against Landlord as a substitution for, or in lieu of, any tax which would otherwise constitute a real estate tax or a specific tax on rentals from the Project, plus the costs of real estate tax consultants hired by Landlord in an effort to reduce the tax or assessment on which any tax provided for in this paragraph is based, and the costs, including reasonable attorneys’ and appraisers’ fees, of any negotiations, contest, or appeal pursued by Landlord in an effort to reduce the tax or assessment on which any tax provided for in this Section  is based.

Notwithstanding any other provision contained herein to the contrary, Landlord acknowledges and agrees that expenditures for improvements, replacements, repairs or alterations which are capital in nature, as determined pursuant to generally accepted accounting principles consistently applied, shall not be included in the Expense Charge to be charged to Tenant hereunder; except that, if, during the Term of this Lease, Landlord shall make a capital expenditure which is (a) required by any Laws (or any amendments or rulings thereto) first enacted, amended or first interpreted to apply to the Building or the Project after the date of this Lease (including any new interpretation of any existing Laws rendered by any governmental agency or court after the date of this Lease), or (b) reasonably intended to reduce Operating Expenses or create an operating efficiency or savings (including, without limitation, tax credits or other tax savings which Tenant receives benefit from) for the Building, or (c) incurred to perform replacements which are made in lieu of repairs, there shall nevertheless be included in such Operating Expenses for the year in which the expenditure was incurred and in Operating Expenses for each succeeding year the annual charge off of such capital expenditure on a straight line basis.  Annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord as being the interest rate then being charged for long term mortgages by institutional lenders on like properties within the locality in which the Building is located, by the useful life of the improvement, replacement, repair or alteration made with the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles consistently applied and in effect at the time of making such expenditure.

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For purposes of this Lease, the term “Tenant’s Share” shall mean the ratio, expressed as a percentage, which the number of rentable square feet in the Premises bears to the total number of rentable square feet in the Building, which Tenant’s Share is presently 16.67%.

Notwithstanding anything in this Lease to the contrary, Operating Expenses shall not include (i) any costs or expenses incurred by Landlord in the construction and development of the Building or the Project including construction for tenants; (ii) payments of principal, interest or other charges on mortgages; (iii) costs for categories of services provided to other tenants at a separate charge but not to Tenant; (iv) salaries of executives or principals of Landlord or Landlord’s parent(s) or affiliates (except as the same may be reflected in the management fee for the Building or attributable to actual Building operations and excluding employees engaged in the operation of the Building or Project at or below the level of property manager); (v) costs incurred in connection with the making of repairs or replacements which are the obligation of another tenant or occupant of the Building; (vi) advertising, marketing, promotional, public relations or brokerage fees, commissions or expenditures; (vii) interest or penalties for any failed payments by Landlord under any contract or agreement or law; (viii) costs (including, within limitation, attorneys’ fees and disbursements) in excess of reasonable insurance deductible amounts incurred in connection with any judgment, settlement or arbitration award resulting from any negligence or willful misconduct of Landlord or its agents; (ix) costs of electricity or utilities furnished directly to any premises of other tenants of the Building where such utility is separately metered to the Premises or Tenant pays a separate charge therefor; (x) costs incurred in connection with Landlord’s preparation, negotiation, dispute resolution and/or enforcement of leases, including court costs and attorneys’ fees and disbursements in connection with any summary proceeding to dispossess any other tenant, or incurred in connection with disputes with prospective tenants, leasing agents, purchasers or mortgagees; (xi) costs of repairs, restoration or replacements occasioned by fire or other casualty in excess of reasonable insurance deductible amounts, or caused by the exercise of the right of eminent domain; legal and other professional fees relating to matters which are excluded from Operating Expenses for the Building; (xii) the cost to make improvements, alterations and additions to the Building or on the Land which are required in order to render the same in compliance with laws, rules, orders, regulations and/or directives as in effect and generally enforced as of the date of this Lease; (xiii) the cost of environmental monitoring, compliance, testing and remediation performed in, on, about and around the Building or the Land except as expressly provided in this Lease and exclusive of testing, monitoring, treatment and similar activities required by permits, approvals and other agreements affecting the Project as of the date of this Lease; (xiv) depreciation except as expressly permitted under this Lease; (xv) amounts other than the management fee specified above paid to subsidiaries or affiliates of Landlord for services rendered to the Building to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties; and (xvi) expenditures for new or replacement capital items other than those which are permitted above.

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All common areas shall be under the control of the Landlord; provided, however, that so long as Tenant complies with all Rules and Regulations promulgated by Landlord regarding use of the common areas, Tenant shall have the non-exclusive right to use in common with others all common areas as they exist from time to time, at all times during the Lease Term subject to any vehicle parking and/or trailer parking areas reserved for use by other tenants or occupants of the Project.  Notwithstanding the foregoing, unless and except as might otherwise specifically be provided for herein to the contrary, in no event shall Tenant be entitled to utilize any more than Tenant’s Parking Ratio (as hereinafter defined) of the car and truck parking areas constituting a portion of the common areas, provided, however, outside storage, including, without limitation, storage of trucks and other vehicles, is prohibited without Landlord’s prior written consent.  Notwithstanding the foregoing, Tenant may, without Landlord’s consent, locate dropped trailers in the loading area behind and exclusively serving the Premises (which loading area contains seven (7) dock height doors per the specifications set forth on Schedule D-2 attached to this Lease).   Furthermore, Tenant acknowledges and agrees that Landlord shall have the right to change, alter or modify the common areas from time to time, as well as a right to establish designated parking areas for one or more of the tenants of the Building, provided that such charges, alterations, modifications or designations do not have a material adverse effect on Tenant’s use of or access to the Premises.  The cost of repairing damage to any part of such common areas caused by the acts of Tenant or its employees, agents, or business invitees shall be paid by Tenant upon demand by Landlord.  By way of example, but not limitation, in the event Tenant can be identified as being responsible for obstructions or stoppage of the common sanitary sewage line, then Tenant shall be responsible for the cost of the repair thereof.  “Tenant’s Parking Ratio” shall mean eighty (80) parking spaces.

The Expense Charge shall be payable on a monthly basis in advance beginning on the Rent Commencement Date.  If the Rent Commencement Date is other than on the first day of a calendar month, then the Expense Charge for such period less than a full month shall be proportionately reduced.  In computing the Expense Charge due from Tenant hereunder, Landlord may estimate the Expense Charge as described in this Section 4, with a reasonably detailed annual adjustment delivered to Tenant following the end of each calendar year to adjust for any discrepancies between the actual expenses incurred and any such estimate.  Landlord agrees to refund any excess amount charged for any such year and Tenant agrees to pay within thirty (30) days following written demand any additional amount due pursuant to the annual adjustment.

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If Tenant wishes to perform an audit of the Expense Charge, Tenant shall give Landlord written notice within ninety (90) days after the receipt of Landlord’s written notice as to the annual adjustment and Tenant or its representatives shall have the right to examine Landlord’s books and records with respect to the Expense Charge in Landlord’s offices.  Such audit shall be completed by Tenant within sixty (60) days after the expiration of such 90 day period.  Tenant agrees that the party selected by Tenant to perform such audit shall be a certified public accountant and be compensated only on the basis of hourly fees and not on a contingency or percentage basis.  Furthermore, Tenant agrees to keep the results of any such audit conducted by Tenant confidential.  The cost of such audit shall be borne by Tenant; provided, however, in the event it is finally determined (by mutual agreement or other resolution of such dispute) that Tenant was overcharged by more than five percent (5%) for the immediately preceding calendar year, then, in such event, Landlord shall pay for Tenant’s reasonable out-of-pocket cost for the audit up to a maximum of $2,500.00.  If it is finally determined (by mutual agreement or other resolution of such dispute) that the amounts previously charged by Landlord were incorrect, and Tenant was overcharged, then, Landlord shall promptly (not to exceed 30 days) return to Tenant any overpayment.  Notwithstanding the pendency of any dispute hereunder, Tenant shall make payments based upon Landlord’s determination or calculation until such determination or calculation has been established hereunder to be incorrect.  The Expense Charges shall constitute “additional rent” for all purposes under this Lease.

5.            LATE PAYMENT CHARGE.  Other remedies for nonpayment of Base Rental, additional rent or other sums due hereunder notwithstanding, if more than one payment in any calendar year of any Base Rent, additional rent or other sum due hereunder is not received within five (5) days after its due date, a late payment charge of five percent (5%) of such past due amount shall become due and payable, but in no event shall such late charge exceed the maximum amount allowed by law.  In relation to the foregoing, Tenant acknowledges that the late payment charge represents an agreed upon charge for administrative expenses suffered by Landlord as the result of such late payment and not payment for the use of money.

6.            SECURITY DEPOSIT.

(a)           If a Security Deposit is specified in the Basic Lease Information Page of this Lease, Tenant agrees that the same will be paid upon execution and delivery of this Lease, and that Landlord shall hold the same throughout the Term of this Lease as security for the performance by Tenant of all obligations on the part of Tenant hereunder.  Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have on account thereof, to apply such Security Deposit, or any part thereof, to Landlord’s damages arising from, or to cure, any Event of Default.  If Landlord shall so apply any or all of such Security Deposit, Tenant shall, within ten (10) days of written demand, deposit with Landlord the amount so applied to be held as security hereunder.  Landlord shall return the Security Deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section, to Tenant on the expiration or earlier termination of the Term of this Lease and surrender of possession of the Premises by Tenant to Landlord at such time, provided that there is then existing no Event of Default (nor any circumstance which, with the passage of time or the giving of notice, or both, would constitute an Event of Default).  While Landlord holds such Security Deposit, Landlord shall have no obligation to pay interest on the same or to maintain the same in a separate account and Landlord may commingle the Security Deposit with Landlord’s other funds.  If Landlord conveys Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee, and, if so turned over with written notice to Tenant, Tenant agrees to look solely to such grantee for proper application of the Security Deposit in accordance with the terms of this Section, and the return thereof in accordance herewith.  The holder of a mortgage shall not be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such Security Deposit shall have been received in hand by such holder.  The Security Deposit shall not be deemed an advance rent deposit or an advance payment of any other kind, or a measure or limitation of Landlord’s damages or constitute a bar or defense to any of the Landlord’s other remedies under this Lease or at law or in equity upon Tenant’s default.

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(b)           At Tenant’s election, Tenant may deliver the Security Deposit to Landlord in the form of an unconditional, irrevocable letter of credit in the amount set forth in the Basic Lease Information Page hereof and substantially in the form annexed hereto as Exhibit G and otherwise reasonably satisfactory to Landlord and issued by a banking corporation reasonably satisfactory to Landlord.  Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless terminated by the issuer thereof by notice to Landlord given not less than forty-five (45) days prior to the expiration thereof.  Tenant shall, throughout the Term of this Lease, deliver to Landlord, in the event of the termination of any such letter of credit, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, is hereinafter referred to as a “Letter of Credit”) no later than 30 days prior to the expiration date of the preceding Letter of Credit.  If Tenant shall fail to obtain any replacement of or amendment to a Letter of Credit within any of the applicable time limits set forth in this Section 6, Landlord shall have the right (but not the obligation), at its option, to draw down the full amount of the existing Letter of Credit and use, apply and retain the same as security hereunder.

(c)           In the event Tenant defaults in respect of the full and prompt payment and performance of any of the terms, provisions, covenants and conditions of this Lease beyond notice (the delivery of which shall not be required for purposes of this Section 6 if Landlord is prevented or prohibited from delivering the same under applicable law, including, but not limited to, any applicable bankruptcy and insolvency laws) and the expiration of any applicable cure periods (except that no notice and cure period shall be required for purposes of this Section 6 with respect to any default by Tenant hereunder if, at the time of such default, any of the events set forth in Section 20, clauses (c), (d) or (e) shall have occurred with or without the acquiescence of Tenant), including, but not limited to, failure to make any payment of Base Rent, Expense Charges or any other charges due hereunder, Landlord may, at its election (but shall not be obligated to) apply any Cash Security or draw down the entire Letter of Credit or any portion thereof and use, apply or retain the whole or any part of the security represented by the Letter of Credit, to the extent required for the payment of:  (i) Base Rent, Expense Charges or any other sum as to which Tenant is in default, (ii) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default beyond applicable notice and cure periods in respect of any of the terms, provisions, covenants, and conditions of this Lease, including but not limited to, any reletting costs or expenses (including, without limitation, any free rent, tenant improvement allowance, leasing commissions, reasonable attorneys’ fees, costs and expenses, and other fees, costs and expenses relating to the reletting of all or any portion of the Premises), (iii) any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord, or (iv) any damages awarded to Landlord in accordance with the terms and conditions of Section 20 hereof, it being understood that any use of the whole or any part of the security represented by the Letter of Credit shall not constitute a bar or defense to any of Landlord’s other remedies under this Lease or any Law, including but not limited to Landlord’s right to assert a claim against Tenant under 11 U.S.C. §502(b)(6) or any other provision of Title 11 of the United States Code.  In no event and under no circumstance shall the draw down on or use of any amounts under the Letter of Credit constitute a basis or defense to the exercise of any other of Landlord’s rights and remedies under this Lease or under any law, including, but not limited to, Landlord’s right to assert a claim against Tenant under 11 U.S.C. §502(b)(6) or any other provision of Title 11 of the United States Code.

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(d)           Neither the Letter of Credit, nor any proceeds therefrom, if any, shall be deemed an advance rent deposit or an advance payment of any other kind, or a measure or limitation of Landlord’s damages or constitute a bar or defense to any of the Landlord’s other remedies under this Lease or at law or in equity upon Tenant’s default.

(e)           As a material inducement to Landlord to enter into this Lease, Tenant hereby acknowledges and agrees that the Letter of Credit and the proceeds thereof (including, without limitation any Cash Security created by the draw down of all or any portion of the Letter of Credit) and the obligation to make available or pay to Landlord all or a portion thereof in satisfaction of any obligation of Tenant under this Lease, shall be deemed third-party obligations and not the obligation of Tenant hereunder and, accordingly, (1) shall not be subject to any limitation on damages contained in Section 502(b)(6) of Title 11 of the United States Code or any other limitation on damages that may apply under any federal, state or local law, rule or regulation in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of Tenant, (2) shall not diminish or be offset against any amounts that Landlord would be able to claim against Tenant pursuant to 11 U.S.C. §502(b)(6) as if no Letter of Credit existed, and (3) may be relied on by Landlord in the event of an assignment of this Lease that is not expressly permitted in accordance with the terms of this Lease even if such assignment has been authorized and approved by a court exercising jurisdiction in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of Tenant.

(f)           Provided and on condition that there is no Event of Default of Tenant as of the Review Date (as hereinafter defined) and there has not been any Event of Default of Tenant in existence at any time during the twelve (12) months immediately preceding the Review Date (the “Reduction Conditions”), then as of the first day of the third Lease Year during the Term (the “Review Date”), the amount of the Security Deposit required under this Lease will be reduced to $116,000.00.  Within thirty (30) days after Landlord receives a written request from Tenant for reduction of the Security Deposit pursuant to this Section 6(f), Landlord shall confirm in writing to Tenant whether the conditions set forth in this Section 6(f) for such reduction have been satisfied as of the Review Date.  Provided and on condition that the Reduction Conditions have been satisfied, Landlord shall return the excess amount of the Security Deposit or, if the Security Deposit is in the form of a Letter of Credit, Tenant shall be permitted to deliver to Landlord an amendment to the existing Letter of Credit or a new Letter of Credit meeting all of the requirements of this Section 6 to accomplish such authorized reduction of the Letter of Credit and Landlord will have no obligation to honor such reduction in the Security Deposit or to surrender the Letter of Credit unless and until receipt of the new Letter of Credit or an amended Letter of Credit in compliance with such requirements.  Landlord agrees that Landlord shall reasonably cooperate with Tenant, at no cost to Landlord, in connection with Tenant’s efforts to deliver a replacement of or amendment to such Letter of Credit.  In no event shall any Letter of Credit have automatic reduction provisions.

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(g)           The provisions of this Section 6 shall survive the expiration or earlier termination of this Lease for a period of not more than five (5) years following such expiration or termination.

7.            USE.

(a)           The Premises shall be used for general office, warehouse and light assembly purposes and for absolutely no other use or purpose without Landlord’s express written consent in Landlord’s sole discretion.  Tenant shall not give notice of any auction, liquidation or going out of business sale on the Premises.  Tenant shall not do or permit to be done in or about the Premises anything which is prohibited by or will in any way conflict with any all present and future statutes, laws, codes, regulations, ordinances, orders, rules, bylaws, administrative guidelines, requirements, directives and actions of any federal, state or local governmental or quasi-governmental authority, and other legal requirements of whatever kind or nature that are applicable to the Property, (including Environmental Laws and the Americans With Disabilities Act of 1990, and accessibility guidelines promulgated in connection therewith (the “ADA”), as the same may be amended from time to time) and any amendments, modifications or changes to any of the foregoing (collectively, “Laws”) or with the Rules and Regulations set forth on Exhibit F hereto, as such Rules and Regulations may be amended or supplemented by Landlord in writing from time to time, or which is prohibited by the standard form of fire insurance policy or will in any way increase the existing rate of or affect any fire or other insurance upon the Building or any part thereof or any of its contents, or cause a cancellation of any insurance policy covering the Building or any part thereof or any of its contents, or which will violate any restrictive covenant or other agreement now or hereafter of record and to which the Land is subject.  Notwithstanding the foregoing, if Landlord agrees to allow Tenant to use the Premises in such a manner which results in an increase of rates payable by Landlord for fire or other insurance, then, in such event, Landlord shall have the right to require Tenant to the pay the cost of such increase.  Tenant shall not permit any operation which emits any odor or matter which intrudes into other portions of the Building, use any apparatus or machine which makes unreasonable noise or causes vibration in any portion of the Building or otherwise do or permit anything to be done in or about the Premises which will in any way unreasonably obstruct or interfere with the rights of other tenants of the Building, or injure or unreasonably annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.  Landlord acknowledges that Tenant intends to use radio frequency guided forklifts and wireless routers for its computer systems at the Premises.

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(b)           Subject to Landlord’s obligations to perform the Landlord’s Work and to obtain all required permits and certificates of occupancy related to Landlord’s Work, all as set forth in Exhibit D attached hereto, Tenant shall, at its sole cost and expense, obtain all permits, licenses and other approvals required by law for the conduct of its business, comply with and shall cause the Premises to comply with the requirements of all Laws including, without limitation, the ADA and local accessibility laws as they pertain to the conduct of Tenant’s business or that of any party claiming by, through or under Tenant, including without limitation, those which require the making of alterations, modifications or changes to the Premises or the Building whether foreseen or unforeseen, ordinary or extraordinary, and whether or not the same are now or hereafter effective.  Notwithstanding the foregoing, Tenant shall not be obligated to make repairs or alterations to the Premises in order to comply with Laws unless the need for such repairs or alterations arises from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinguished from general office and warehouse use, (ii) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property therein, (iii) any cause or condition created by or at the instance of the Tenant, including, without limitation, any Alterations made by or on behalf of Tenant, or (iv) a breach by Tenant of any provisions of this lease.  Tenant shall also be responsible for the cost of compliance with all present and future Laws in respect of the Building and the Project to the extent arising from any of the causes set forth in clauses (i) through (iv) of the preceding sentence, in which event Tenant shall be responsible to perform, at Tenant’s sole cost and expense, such repairs or alterations, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen.  Notwithstanding the foregoing to the contrary, to the extent that the Laws pertain to the base building systems serving the Building generally (and not components thereof or supplemental systems serving exclusively the Premises), the structural elements, the common areas, the Building as a whole or the Project, and modifications to thereto are required in order to bring the same into compliance with any of the Laws, Landlord shall be responsible for the compliance of such item(s) with the Laws, but, without prejudice to Landlord’s rights, if any, to include such items within Operating Expenses as defined in (and limited by) Section 4 of this Lease; provided, however, if any such required modifications or compliance are the result of any of the causes set forth in clauses (i) through (iv) above of this Section 7(b), all such costs shall be paid by Tenant.  To the maximum extent this provision may be enforceable according to law, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Building caused by any act or neglect of Tenant, or its agents, employees, contractors or invitees (including any damage by fire or other casualty arising therefrom).

(c)           Tenant acknowledges that the Project is served by a private wastewater treatment system (the “Septic System”).  Tenant shall not dispose of any sweepings, rubbish, rags, acids, petroleum products, Hazardous Substances (as hereinafter defined) or any other foreign substances in the plumbing facilities which may clog, erode or damage the plumbing pipes, line or conduits, or Septic System serving the Building and Tenant further agrees to indemnify Landlord for the cost of repair or cleaning the pipes, plumbing, Septic System or other area of the plumbing facilities and any other consequence or cost which may be incurred as a result of the violation of this obligation.

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(d)           During the Lease Term, neither Tenant nor any agents, employees, contractors, subtenants, licensees, invitees, customers or visitors of Tenant or anyone claiming by, through or under Tenant (collectively, the “Tenant Parties”), shall cause or permit the manufacturing, treatment, use, possession, processing, storage, disposal, handling, distribution, transportation, release, threatened release, discharge, leaking or remitting of any Hazardous Substance on, under, in or from the Premises, the Building or the Project, or any part thereof.  Notwithstanding the foregoing, Landlord acknowledges and agrees that so long as all such usage, storage and disposal is in strict compliance with Environmental Laws and the Rules and Regulations, Tenant shall be entitled to use at the Premises ordinary cleaning supplies and office supplies containing de minimus amounts of Hazardous Substances, including, toner for photocopying machines and other similar materials, and other materials and substances customarily used and found in comparable industrial buildings.  Upon receipt of a written request, Tenant shall disclose in writing to Landlord the identity of all Hazardous Substances present or used by Tenant at the Premises (other than ordinary cleaning supplies and office supplies as described in the preceding sentence) and complete and return to Landlord a Hazardous Materials Disclosure Certificate in the Landlord’s then standard form for the Building.  Tenant and any person or entity acting at the direction or with the consent or knowledge of Tenant shall comply with all applicable local, state, or federal laws, rules, regulations, principles of common law, ordinances and codes, as well as orders, decrees, judgments, injunctions, notices, plans or demand letters issued, promulgated, approved or entered thereunder, now or hereafter in effect pertaining to environmental contamination, clean-up, pollution, protection of the environment or public health and safety including, without limitation, “CERCLA”, “RCRA”, state lien or superlien statutes (the “Environmental Laws”).  The term “Hazardous Substance” shall mean any waste, substance, material, pollutant, contaminant, toxic or hazardous or extremely hazardous or acutely hazardous substance, waste, material, constituent or chemical that is regulated by, that forms the basis of liability under, or the presence of which in the environment is prohibited by or requires notification, investigation, or remediation under, any Environmental Laws, including without limitation, (A) those identified in Section 101(14) of CERCLA, as the same may be amended from time to time, and (B) petroleum and petroleum fractions, by-products or products.  Tenant hereby indemnifies and holds harmless Landlord and Landlord’s agents, employees and successors from any liability, loss, cost, injury, damage or other expense whatsoever, including, without limitation, reasonable attorneys’ fees, reasonable settlement costs, costs of monitoring, investigation and remediation, that may occur as a result of any violation or claim of violation of Environmental Laws by Tenant or any of the Tenant Parties, expressly excluding any conditions existing as of the Commencement Date.  The indemnity by Tenant in the foregoing sentence shall be deemed to be continuing in nature and shall remain in full force and effect and shall survive the expiration or earlier termination of this Lease Agreement.

(e)           Tenant, at its sole cost and expense, shall remove any Hazardous Substance stored, disposed of or otherwise released by Tenant or any of the Tenant Parties at or from the Premises, the Building or the Project, in a manner and to a level reasonably satisfactory to Landlord (taking into consideration and compared with remediation measures performed or required by institutional owners of industrial properties in response to similar contamination or releases of Hazardous Substances at such properties) and which does not limit any future uses of the Project, require the recording of any deed restriction or notice regarding the Premises or adversely affect Landlord’s ability to finance the same, but in no event to a level and in a manner less than that which complies with all Environmental Laws.  Tenant shall perform such work at any time during the period of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires.  If Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including without limitation an action to compel Tenant to perform such work), perform such work at Tenant’s cost.  Tenant shall pay all costs incurred by Landlord in performing such work within ten (10) days after Landlord’s request therefor.  Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Substance for purposes of Environmental Laws.  Tenant agrees not to enter into any agreement with any person, including without limitation any governmental authority, regarding the removal of any Hazardous Substance that have been disposed of or otherwise released onto or from the Premises without the written approval of the Landlord.

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(f)           Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Laws, its obligations under this Section 7, or the environmental condition of the Premises.  Access shall be granted to Landlord upon Landlord’s reasonable prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations.  Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Laws or the provisions of this Section 7, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests.  Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant.  Tenant shall immediately notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Laws or release or threat of release of any Hazardous Substance at or from the Premises, the Building or the Project. Tenant shall, within five (5) business days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Laws or claim or liability associated with the release or threat of release of any Hazardous Substance onto or from the Premises. Tenant shall immediately notify Landlord of any violation of Environmental Laws by Tenant or any of the Tenant Parties occurring on or in the Premises, the Building or the Land, or any part thereof, the presence of Hazardous Substances on or about the Premises or the existence of any other actual or potential environmental problem or liability with respect hereto on or about the Premises, in any case provided Tenant has actual notice thereof.

(g)           Tenant shall in its use of the Premises not operate its business under this Lease so as to breach or violate any other lease entered into by Tenant, or unreasonably disturb any other occupant’s quiet and peaceful use and enjoyment of its premises at the Property, or violate any contract entered into by Tenant, or violate any judgment or decree imposed upon Tenant and Tenant shall not use the Premises for any use involving the emission of objectionable odors, fumes, noise or vibrations.

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8.            ALTERATIONS AND IMPROVEMENTS.

(a)           Tenant shall not make, suffer or permit to be made any Alterations (as hereinafter defined) to or of the Premises or any part thereof, or attach any fixtures or equipment thereto, without first obtaining Landlord’s written consent, which consent shall not be unreasonably withheld or delayed with respect to non-structural, interior Alterations that do not affect or involve the Building’s electrical, plumbing, mechanical or fire/life safety systems or any other Building systems or the exterior façade or exterior appearance of the Premises or the Building.  Notwithstanding the foregoing, after at least ten (10) days prior written notice to Landlord but without any requirement for Landlord’s consent, Tenant may repaint and install carpet in the Premises and perform any other non-structural Alterations of a purely decorative nature, which do not require the issuance of a building permit or affect any building systems.  All Alterations (excluding Tenant’s movable furniture, equipment and trade fixtures) shall become Landlord’s property at the expiration or earlier termination of the term hereof and shall remain on the Premises without compensation to Tenant.  Notwithstanding the foregoing, Landlord may elect by written notice to Tenant to have Tenant remove such Alterations, in which event, Tenant shall promptly restore, at its sole cost and expense, the Premises to its condition prior to the installation of such Alterations, normal wear and tear excepted.  In relation to the foregoing, Landlord acknowledges and agrees that it shall advise Tenant as to whether or not it shall require the removal of each respective Alteration, (x) within ten (10) days of being notified of Tenant’s intention to make the subject Alterations where notification rather than consent is required or (y) at the time Landlord grants its consent to the subject Alteration under circumstances where Landlord’s consent is required.  Landlord agrees that Tenant may install one (1) wire forklift system in the Premises subject to Landlord’s approval of the specifications and manner of affixation in the Premises.  Landlord agrees that Tenant will not be required to remove such wire forklift system from the Premises (exclusive of actual racking which shall be removed by Tenant) at the end of the Term, provided, however, that the anchor bolts for such forklift system shall be cut, ground down and filled with epoxy to Landlord’s reasonable satisfaction on or before the expiration or earlier termination of the Lease Term.  Landlord hereby consents to the Alterations shown on the plans attached hereto as Exhibit I (the “Tenant Approved Plans”).

(b)           All repairs, alterations, additions and improvements done by or on behalf of Tenant or any of the Tenant Parties to or within the Premises (collectively, “Alterations”) shall be performed (1) in a good and workmanlike manner, using only new and quality materials, (2) in compliance with all applicable Laws and in accordance with Landlord’s construction rules and regulations from time to time in effect for the Building, (3) at such times and in such manner as will cause a minimum of interference with other construction in progress and with the transaction of business in the Building, provided, however, that Landlord may, in Landlord’s sole discretion, require that any work creating, in Landlord’s reasonable discretion, unreasonable noise, vibration, dust or fumes be performed before 8:00 am and after 6:00 pm on business days, and (4) at Tenant’s sole expense.  Prior to commencing any Alterations to the Premises, Tenant shall obtain all state, local and other necessary permits and shall carry such insurance (naming Landlord, Landlord’s agents, property manager, any Holder and any other parties reasonably designated by Landlord as additional insureds) and obtain such payment, performance and lien bonds as Landlord shall reasonably require or other security reasonably designated by Landlord when the cost of such Alterations exceeds $50,000.  Whenever Tenant proposes to do any construction work requiring a building permit within the Premises, Tenant shall first furnish to Landlord plans and specifications covering such work in such detail as Landlord may reasonably request.  In no event shall any construction work be commenced within the Premises without Landlord’s prior written approval of such plans and specifications.  In the event Tenant does perform any construction work without having first received such approval, Landlord shall, in addition to all other remedies it might have hereunder or at law, have the right to require Tenant to immediately remove any unapproved additions or improvements and restore the Premises to the condition existing prior to such unauthorized construction.  If Landlord fails to respond to Tenant’s request for Landlord’s approval of plans and specifications within thirty (30) days following submission by Tenant, Tenant may deliver a second notice (a “Deemed Approval Notice”) to Landlord at Landlord’s addresses set forth in this Lease, which notice shall state conspicuously at the top of the first page of such notice in bold type and in all capital letters “IF LANDLORD SHALL FAIL TO RESPOND TO THIS SECOND REQUEST FOR APPROVAL WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT, LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE ATTACHED PLANS AND SPECIFICATIONS AND WHICH ARE THE SUBJECT OF THIS REQUEST” and if Tenant shall deliver such second notice to Landlord as aforesaid and Landlord fails to respond within such five (5) Business Day period, then Landlord’s failure to respond to the plans and specifications shall be deemed to be an approval by Landlord of the proposed Alterations shown thereon.

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(c)           Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non responsibility pursuant to applicable law.  In the event that the cost of construction exceeds $50,000, Tenant shall furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all work free and clear of liens and in any event, Tenant’s contractors shall provide certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction.  Upon completion of any repairs, alterations, additions and improvements, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the repairs, alterations, additions and improvements and final lien waivers from all such contractors and subcontractors.

(d)           Without limiting the generality of the foregoing, Tenant shall under no circumstances make any penetration of the roof or walls of the Building without Landlord’s consent, which consent may be given or withheld by Landlord in its sole and absolute discretion.  In the event Landlord consents to a penetration of the roof or walls of the Building, all such work shall be performed by contractors designated or approved by Landlord and shall be supervised by Landlord or its designees and performed under conditions and subject to such conditions and requirements as may be reasonably established by Landlord.  Tenant shall and hereby agrees to indemnify and hold Landlord harmless from and against any and all loss, cost, damage, expense or liability (including, without limitation, court costs and attorneys’ fees) suffered or incurred by Landlord as a result of any penetration of the roof or walls of the Building made by Tenant, including, without limitation, costs of repair, loss of income, claims for damages from other tenants of the Building and damages which result if any warranty on the roof held or maintained by Landlord is voided or impaired by such penetration.  The provisions hereof shall survive the expiration or earlier termination of this Lease for a period of not more than two (2) years following such expiration or earlier termination.

(e)           Under no circumstances may Tenant penetrate the floor slab of the Building without Landlord’s prior written consent, which consent may be given or withheld by Landlord in its sole and absolute discretion, except that Landlord consents to the penetrations shown on the Tenant Approved Plans.  Tenant agrees that the point pressure resulting from any racking system, inventory, forklifts and equipment or Tenant or any Tenant Parties pertaining to any use of the Premises shall not exceed allowable design for loading for floor slabs on grade, which Landlord represents and warrants to Tenant is 3,500 psi for the entire Premises.  Tenant agrees not to use any vehicle that will cause damage (as opposed to normal wear and tear) to the floor slab.  Tenant shall hold harmless Landlord from any loss, liability, any expenses, arising out of such damage or repair caused by Tenant’s negligence or failure to comply with this paragraph.

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(f)           In addition to the foregoing provisions, Tenant agrees that in the event Landlord consents to any penetration of the roof, walls or floor slab of the Building pursuant to the provisions hereof, Tenant shall, on or before the termination of the term hereof, and at Tenant’s sole cost and expense, repair and restore such areas so penetrated to the condition they were in prior to such penetration.

9.           LIENS.  Tenant shall keep the Premises, the Building and the Project free from any liens or claims of lien arising out of work performed, materials furnished or obligations incurred by, for or at the instance of Tenant, its assignees or subtenants.  In the event that any liens are filed arising out of work performed, materials furnished or obligations incurred by, for or at the instance of Tenant, its assignees or subtenants, Landlord may, without waiver of any other rights or remedies, bond, pay or otherwise extinguish such liens, and any expenses incurred by Landlord in connection therewith shall be paid by Tenant to Landlord upon demand as additional rent hereunder.

10.          REPAIRS AND MAINTENANCE.

(a)           Landlord shall maintain in good order and condition and make repairs to the roof, foundation, Septic System, parking and common areas of the Building and the Land, subgrade sewer and plumbing lines serving the Building and the structural soundness of exterior walls of the Building (excluding windows, window glass, plate glass and doors).  This Lease is intended to be a net lease; accordingly, Landlord’s costs of maintaining the items set forth in this Section 10(a) shall be included in Operating Expenses.  Landlord shall not be required to make any improvements, replacements or repairs of any kind or character to the Premises or the Building during the Lease Term except as set forth in this Section 10(a).  Landlord shall not be liable to Tenant, except as expressly provided in this Lease, for any damage or inconvenience, and Tenant shall not be entitled to any abatement or reduction of rent, by reason of any repairs or additions made by Landlord under this Lease.  Tenant hereby waives all rights to make repairs at the expense of Landlord as provided by any law, statute or ordinance now or hereafter in effect.  Tenant shall at once report in writing to Landlord any defective condition known to it which Landlord may be required to repair.  Landlord agrees, after receipt of written notice, to use commercially reasonable efforts to enforce all warranties that may apply to all portions of the Premises and the Building.

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(b)           Tenant will keep the Premises (and any signs installed by Tenant at the Building or the Property) and every part thereof (including all Alterations installed by or on behalf of Tenant) neat and clean, and will maintain the same in as good order, condition and repair as the same are in as of the Substantial Completion Date or as thereafter improved, excepting only reasonable wear and tear and those repairs for which Landlord is responsible under the terms of this Lease, and Tenant shall surrender the Premises, at the end of the Term, in such condition.  Except as otherwise provided herein, Tenant shall also maintain and keep in good order, condition and repair the mechanical, electrical, plumbing and fire/life safety systems and all related components exclusively serving the Premises.  Except for the maintenance of the HVAC units pursuant to Section 10(c), Tenant shall maintain in full force and effect during the Term hereof a service and maintenance contract with respect to such systems and in the event Tenant fails to maintain any of the foregoing contracts, Landlord shall have the right (but without any obligation to do so) to maintain the same, in which event the cost thereof shall be paid by Tenant as Additional Rent within ten (10) days following written demand.  Tenant shall furnish Landlord a copy of the initial service contracts within thirty (30) days after the Commencement Date and shall thereafter, upon Landlord’s request, provide Landlord reasonable evidence of the continued maintenance of the required service contract and, furthermore, upon request of Landlord, Tenant shall also furnish copies of routine maintenance reports or invoices.  Tenant shall be responsible for pest and termite control.  Tenant shall be responsible for maintenance of the plumbing system to the point of common connection, and any alarm or security systems serving the Premises.  Tenant agrees to maintain adequate dumpster service and to keep the Premises in a neat, clean and attractive manner.  Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole cost and expense, promptly repair any damage or injury to any demising wall caused by Tenant or its employees, agents or invitees.  Tenant further agrees to repair, at its sole cost and expense, glass and exterior doors (including loading doors) serving the Premises and, in addition, to make, at its sole cost and expense, all repairs of any nature made necessary by the negligence of Tenant, its agents, employees, contractors, licensees, invitees or guests.  If Tenant fails to make repairs promptly as required herein, Landlord may, at its option, make such repairs and the cost of such repairs shall be charged to Tenant as additional rent and shall be due and payable by Tenant within ten (10) days from receipt of Landlord’s invoice.  Costs incurred under this subparagraph (b) are the sole responsibility of Tenant and do not constitute part of the Expense Charge under Section  4.

(c)           The Premises is served by one or more heating, ventilation and air conditioning (“HVAC”) units providing HVAC service to the Premises.  During the Term, Landlord shall repair, replace and maintain the HVAC units, and Tenant shall pay, as Additional Rent, all cost and expenses related to the HVAC units within ten (10) days after receipt of an invoice from Landlord.  Landlord may apportion costs incurred in connection with the HVAC units and service among the tenants in the Building based upon the number of HVAC units serving each tenant’s premises.  Landlord shall have the option, at any time during the Term, to elect to require Tenant to perform all such service and maintenance to the dedicated HVAC units and to maintain the service contract thereon in the manner required under this Lease.  Tenant shall also maintain and keep in good order, condition and repair any supplemental HVAC systems and units installed by or on behalf of Tenant or as a result of Tenant’s requirements in excess of building standard.  On or before the Commencement Date, Landlord shall deliver to Tenant a written statement from Landlord’s maintenance contractor for the Building certifying that the hot water heater and HVAC units serving the Premises are in good and operable condition.

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(d)           Subject to the provisions of Exhibit D attached hereto and made a part hereof, occupancy of the Premises by Tenant shall be deemed to establish conclusively that (i) the Premises have been prepared or completed in accordance with the plans and specifications for the Premises as approved by Landlord and Tenant, (ii)  that Tenant has accepted the Premises “AS IS” subject to all applicable Laws and other agreements of record affecting the Project, and (iii) the Premises are in good and satisfactory condition.  Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes. TENANT ACKNOWLEDGES THAT (1) IT HAS INSPECTED AND ACCEPTS THE PREMISES IN AN "AS IS, WHERE IS" CONDITION SUBJECT TO EXHIBIT D, (2) THE BUILDINGS AND IMPROVEMENTS COMPRISING THE SAME ARE SUITABLE FOR THE PURPOSE FOR WHICH THE PREMISES ARE LEASED AND LANDLORD HAS MADE NO WARRANTY, REPRESENTATION, COVENANT, OR AGREEMENT WITH RESPECT TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PREMISES, (3) THE PREMISES ARE IN GOOD AND SATISFACTORY CONDITION, (4) NO REPRESENTATIONS AS TO THE REPAIR OF THE PREMISES, NOR PROMISES TO ALTER, REMODEL OR IMPROVE THE PREMISES HAVE BEEN MADE BY LANDLORD (UNLESS OTHERWISE EXPRESSLY PROVIDED IN EXHIBIT D ATTACHED HERETO, IF ANY), AND (5) OTHER THAN EXPRESSLY SET OUT IN THIS LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY, THAT EXTEND BEYOND THE DESCRIPTION OF THE PREMISES.

(e)           Tenant, at its expense, shall arrange and pay for all costs of and charges for janitorial services for the Premises (including extermination for the Premises) consistent with the type and quality of janitorial services required for tenants’ premises in buildings comparable to the Building in the Littleton area.

(f)           Tenant shall be responsible for the removal of its trash, rubbish, garbage and refuse from the Premises, at its sole cost and expense.  Tenant shall install a dumpster in a location reasonably designated by Landlord and shall contract for regular trash removal services for such dumpster. Tenant shall not permit the accumulation or burning of trash, rubbish, garbage and other refuse in the Premises or elsewhere in the Building or Property.  The removal agency selected by Tenant shall be subject to Landlord’s reasonable approval.  In the event Tenant fails to remove any accumulation of trash, rubbish, garbage and other refuse within twenty-four (24) hours after notice from Landlord to remove the same, Landlord shall have the right (but not obligation) to remove the same, in which event the cost thereof shall be paid by Tenant as Additional Rent immediately upon demand.

11.          PEACEFUL POSSESSION.  Subject to the provisions of Section 14 hereof, so long as an Event of Default by Tenant is not in existence under this Lease, Tenant shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without hindrance or ejection by any persons lawfully claiming to have title to the Premises superior to Tenant, subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

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12.          LIABILITY OF LANDLORD AND TENANT.

(a)           Unless resulting from a cause within Landlord’s exclusive control, Landlord shall not be liable to Tenant for failure to furnish or delay in furnishing any service to be provided by Landlord under this Lease.  In no event shall any failure to furnish or delay in furnishing any such service constitute an actual or constructive eviction of Tenant, nor shall any failure or delay operate to relieve Tenant from the prompt and punctual performance of each and all of the covenants to be performed herein by Tenant.  Landlord shall not be liable to Tenant for damage to person or property caused by defects in or Tenant’s failure to properly maintain the cooling, heating, electric, water or other system or apparatus to the extent Tenant is required under this Lease to maintain such systems nor for the theft, mysterious disappearance, or loss of any property of Tenant, whether from the Premises or any part of the Building or property adjoining the Building.  Landlord shall not be liable for any interference or disturbance by third persons, including other tenants, whether caused by another tenant or tenants of Landlord or other person.  In no event shall Tenant be relieved from any obligation herein because of such interference, disturbance or breach.  Landlord shall not be liable for losses to Tenant’s property or personal property or injury caused by criminal acts or entry by unauthorized persons into the Premises or Building.

(b)           Notwithstanding anything to the contrary in this Lease contained, if due to Landlord's failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder, or to provide any service expressly required to be provided by Landlord hereunder, any portion of the Premises becomes untenantable so that for the Premises Untenantability Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant's business is materially adversely affected, then, provided that Tenant ceases to use the affected portion of the Premises during the entirety of the Premises Untenantability Cure Period by reason of such untenantability, and that such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant’s agents, employees or contractors, Base Rent and Expense Charges shall thereafter be abated in proportion to the impact on the continued operation in the ordinary course of Tenant’s business until the day such condition is corrected.  For the purposes hereof, the “Premises Untenantability Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises, provided however, that the Premises Untenantability Cure Period shall be ten (10) consecutive business days after Landlord’s receipt of written notice from Tenant of such condition causing untenantability in the Premises if either the condition was caused by causes beyond Landlord’s control or Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.

(c)           Tenant agrees that neither Landlord nor its partners, members, employees, agents or representatives shall be liable, responsible or in any way accountable for any loss, injury, death or damage to persons or property which at any time may be suffered or sustained by Tenant or by any person who may at any time be using, occupying or visiting the Premises or the Building, whether such loss, injury, death or damage shall be caused by or in any way result from or arise out of any act, omission or negligence of Tenant or of any occupant, tenant, visitor or user of any portion of the Premises or the Building, except those arising by reason of the gross negligence or willful misconduct of Landlord, its partners, members, employees, agents or representatives.  Tenant shall and hereby agrees to indemnify, defend, hold and save Landlord its partners, members, employees, agents or representatives free and harmless of, from and against any and all claims, liabilities, actions, expenses (including, without limitation, court costs and attorneys’ fees), losses or damages ever suffered or incurred by Landlord or such other indemnified parties on account of or in connection with any such loss, injury, death or damage arising out of a breach of any covenant in this Lease required to be performed by Tenant or arising out of Tenant’s use and occupancy of the Premises, the Building, the Land and common areas, except those arising by reason of the gross negligence or willful misconduct of Landlord, its partners, members, employees, agents or representatives.  The indemnification obligations of Tenant set forth in this Section 12(c) shall survive the expiration or earlier termination of the Lease.

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13.          ASSIGNMENT AND SUBLETTING.

(a)           Subject to the terms and conditions of this Section 13, Tenant covenants and agrees that whether voluntarily, involuntarily, by operation of law or otherwise neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Landlord agrees to respond to a request for consent within thirty (30) days following receipt by Landlord of such request provided Tenant delivers to Landlord all documentation reasonably requested by Landlord.  If Tenant is a corporation, and Tenant's stock is not publicly traded over a recognized securities exchange, the transfer of fifty percent (50%) or more of the voting stock of such corporation during the Term of this Lease (whether or not in one or more transfers) or the dissolution, merger or liquidation of the corporation shall constitute an assignment subject to the provisions of this Section 13.  If Tenant is a partnership, limited liability company, limited liability partnership or other entity, the transfer of fifty percent (50%) or more of the profit and loss participation in such partnership or entity during the Term of this Lease (whether or not in one or more transfers) or the dissolution, merger or liquidation of the partnership, limited liability company, limited liability partnership or other entity shall constitute an assignment subject to the provisions of this Section 13.  Tenant's sole remedy in the event that Landlord shall wrongfully withhold consent to or disapprove any assignment or sublease shall be to obtain an order by a court of competent jurisdiction that Landlord grant such consent; in no event shall Landlord be liable for damages with respect to its granting or withholding consent to any proposed assignment or sublease.

(b)           If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, whether or not in violation of the terms and conditions of the Lease, Landlord may, at any time and from time to time after the occurrence of an Event of Default, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant or a release of Tenant from the further performance of covenants on the part of Tenant to be performed hereunder.  Any consent by Landlord to a particular assignment, subletting or occupancy or other act for which Landlord’s consent is required under paragraph (a) of this Section 13 shall not in any way diminish the prohibition stated in paragraph (a) of this Section 13 as to any further such assignment, subletting or occupancy or other act or the continuing liability of the original named Tenant.  No assignment or subletting hereunder shall relieve Tenant from its obligations hereunder, and Tenant shall remain fully and primarily liable therefor.

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(c)           Without in any way limiting Landlord’s right to refuse to consent to any assignment or subletting of this Lease, Landlord reserves the right to reasonably refuse to give such consent if in Landlord’s opinion (i) the Leased Premises are or may be in any way adversely affected or the transferee would use the Premises for a use which is not permitted under this Lease; (ii) the business reputation of the proposed assignee or subtenant is unacceptable; or (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations hereunder.  In the event that Tenant sublets the Leased Premises or any part thereof, or assigns this Lease and at any time receives rent and/or other consideration which exceeds (after deducting the brokerage costs, attorneys’ fees and leasehold improvement expenses actually incurred by Tenant in connection with such assignment or subletting prorated over the term of the assignment or subletting) the total sums which Tenant is obligated to pay Landlord under this Lease, Tenant shall pay to Landlord 50% of the excess in such rent as such rent is received by Tenant and 50% of any other consideration received by Tenant from such subtenant in connection with such sublease, or, in the case of any assignment of this Lease by Tenant, Landlord shall receive 50% of any consideration paid to Tenant by such assignee in connection with such assignment.  Tenant agrees to reimburse Landlord for reasonable accounting and attorneys’ fees incurred in conjunction with the review, processing and documentation of any such requested assignment or subletting of this Lease or Tenant’s interest in and to the Leased Premises, provided, however, if Landlord grants its consent to the transfer and Tenant and its transferee execute Landlord’s standard form of consent agreement without material negotiation or modification, then such expenses shall not exceed $3,500 with respect to the applicable transaction.  Tenant acknowledges and agrees that it shall not be allowed to place a sign anywhere within the Building or on the Land advertising the availability of the Premises for subletting or assignment.

(d)           Notwithstanding anything herein to the contrary, in addition to withholding or granting consent with respect to (i) any proposed assignment of this Lease, or (ii)  a proposed sublease of all or a portion of the Premises consisting in the aggregate of 20% or more of the Premises and for a term of three (3) years or, if there are less than three (3) years remaining in the Term, for the remaining Term of the Lease, Landlord shall have the right, to be exercised in writing within thirty (30) days (which 30 days period shall run concurrently with Landlord’s 30-day period to approve or disapprove of a proposed assignment or sublease) after written notice from Tenant seeking Landlord’s consent to assign this Lease or sublease all or any portion of the Premises, to terminate this Lease (in the event of a proposed assignment) or recapture that portion of the Premises to be subleased (in the event of a proposed sublease).  If Landlord notifies Tenant of Landlord’s intent to recapture in accordance with this Section 13(d), Tenant may rescind its request for consent to an assignment or sublease by written notice to Landlord within ten (10) days following receipt of Landlord’s recapture notice, in which event, Tenant’s request for consent will be rescinded and Tenant shall not enter into any assignment or sublease without first complying with Tenant’s obligations this Section 13(d).  In the case of a proposed assignment, this Lease shall terminate as of the date (the “Recapture Date”) which is the later of (a) sixty (60) days after the date of Landlord’s election, and (b) the proposed effective date of such assignment or sublease, as if such date were the last day of the Term of this Lease.   If Landlord exercises the rights under this Section in connection with a proposed sublease, this Lease shall be deemed amended to eliminate the proposed sublease premises from the Premises as of the Recapture Date, and thereafter all Base Rental and Additional Rent shall be appropriately prorated to reflect the reduction of the Premises as of the Recapture Date.

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(e)           Any assignment or sublease shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease and Tenant shall and will remain fully liable for the payment of the Base Rental, Additional Rent and all other additional charges due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant.  Tenant further agrees that notwithstanding any such subletting, no other and further subletting of the Premises by Tenant or any person claiming through or under Tenant shall or will be made except upon compliance with and subject to the provisions of this Article.  If Landlord shall decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under Section 13(d) hereof, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including, but not limited to, reasonable counsel fees) resulting from any claims that may be made against Landlord by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, or any claims involving any third party or parties who claim they were damaged by Landlord’s withholding or conditioning of Landlord’s consent.

(f)           Notwithstanding anything to the contrary in this Section 13, Landlord’s consent will not be required, for an assignment of this Lease or a sublease of the Premises to any entity (a “Permitted Transferee”) which (i) controls or is controlled by Tenant or is under common control with Tenant (a “Tenant Affiliate”), or (ii) purchases all or substantially all of the assets of Tenant, or (iii) purchases all or substantially all of the stock of (or other membership interests in) Tenant, or (iv) which merges or combines with Tenant, provided that such Permitted Transferee has a net worth which, in Landlord’s reasonable judgment, is at least equal to or greater than the net worth of Tenant at the time such transfer is proposed, proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) business days prior to the effective date of any such transaction, and such transfer shall be for a good business purpose and not principally for the purpose of transferring this Lease.  Except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee.  Notwithstanding the foregoing, if any Tenant Affiliate to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be a Tenant Affiliate, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

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14.           SUBORDINATION OF LEASE.

(a)           Subject to Tenant’s receipt of an SNDA (as hereinafter defined), this Lease shall be subject and subordinate to the lien and terms of any mortgage, deed of trust, ground lease or similar encumbrance (collectively, a “Mortgage”, and the holder thereof from time to time the “Holder”) from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, unless the Holder shall elect otherwise, and to all recorded restrictions, covenants, easements and agreements with respect to the Land.  If this Lease is subordinate to any Mortgage and the Holder or any other party shall succeed to the interest of Landlord pursuant to the Mortgage (such Holder or other party, a “Successor”), at the election of the Successor, Tenant shall attorn to the Successor and this Lease shall continue in full force and effect between the Successor and Tenant.  Not more than fifteen (15) business days after Landlord’s written request, Tenant agrees to execute such instruments of subordination and attornment in confirmation of the foregoing agreement as the Holder or Successor reasonably may request, including, but not limited to, a Subordination, Non-Disturbance and Attornment Agreement (an “SNDA”) on the Holder’s then standard form for such agreement, or such other reasonable forms which may be proposed by any current or future Holder.  If any such mortgage, security deed, deed to secure debt or loan deed shall be foreclosed, upon request of the mortgagee or the purchaser at foreclosure, Tenant shall attorn to the purchaser at any such foreclosure sale (or purchaser by deed in lieu of foreclosure) and recognize such purchaser as Landlord under this Lease and will execute such reasonable instruments as may be necessary or appropriate to evidence such attornment.  Notwithstanding any of the above, Tenant agrees that Landlord or its successor in interest shall have the right to declare this Lease prior and superior to any such mortgage, security deed, deed to secure debt or loan deed, and Tenant agrees, upon request, to execute any reasonable instrument or instruments requested by Landlord or such first mortgagee to confirm same.  The holder or holders of any such mortgage, security deed, deed to secure debt or loan deed are hereby made third party beneficiaries to this Lease for the purposes of this Section  14.  No notice requirement or cure or grace period provided in this Lease shall apply to Tenant’s obligation to timely deliver the SNDA.  Landlord will use commercially reasonable, good faith efforts to obtain an SNDA from any future Holder on such Holder’s standard SNDA form, or such other form as may be required by such Holder, and which provides, inter alia, that so long as Tenant is not in default hereunder (beyond any applicable notice and cure period) and attorns to such mortgagee or any successor-in-title thereto in the event of a foreclosure or deed-in-lieu of foreclosure, Tenant’s rights under this Lease, including its right of possession of the Premises, shall not be disturbed.

(b)           Landlord agrees to obtain for Tenant, at no cost to Tenant, an SNDA from the existing mortgagee (the “Current Lender SNDA”), in the form attached hereto as Exhibit H contemporaneously with the execution and delivery of this Lease.  Landlord agrees to exercise commercially reasonable efforts to obtain an SNDA from any future mortgagee on such mortgagee’s then standard form for such agreement.  For purposes hereof, the term “commercially reasonable efforts” shall not include the payment by Landlord of any sum of money or require Landlord to accept less favorable terms and conditions than would otherwise be acceptable to Landlord.

15.           INSPECTIONS.  Landlord may enter the Premises at reasonable hours to inspect the Premises, to exhibit the Premises to prospective purchasers or tenants (as to prospective tenants, only within the last year of the Lease Term), to determine whether Tenant is complying with all its obligations hereunder, to supply any service to be provided by Landlord to Tenant hereunder, to post “For Lease” signs of reasonable sizes upon or within the Premises during the final 12 months of the term hereof and during any period of holding over by Tenant, to make repairs required of Landlord under the term hereof or repairs to any adjoining space or utility services, and to make repairs, alterations or additions to any other portion of the Building; provided, however, that all such work shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant and the conduct of Tenant’s business as reasonably possible.  Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by any such entry.  Landlord shall be entitled to enter the Premises at any time without notice in the event of emergency.

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16.           DAMAGE AND DESTRUCTION.  In case the Premises or the Building are damaged by fire, condemnation or other casualty so as to render all or a portion of the Premises unusable by Tenant for the uses described in Section  7, and Landlord determines and notifies Tenant within thirty (30) days after such casualty that such damage cannot reasonably be repaired within one hundred twenty (120) days after Landlord receives permits, approvals and licenses required to begin reconstruction, then, either party shall have the option of terminating this Lease by providing written notice of such election to the other within ten (10) business days of the date of Landlord’s original notice to Tenant.  If neither party elects to terminate this Lease pursuant to the preceding sentence, Landlord shall proceed with reasonable diligence to restore the Premises (exclusive of Alterations performed by or on behalf of Tenant and any Tenant’s property), but only to the extent of insurance proceeds received by Landlord therefor, to a usable condition, and Base Rent and Expense Charges shall be equitably reduced during restoration of the Premises.  If the Premises should be damaged by fire, condemnation or other casualty so as to render all or a portion of the Premises unusable by Tenant for the uses described in Section 7, and Landlord determines and notifies Tenant within thirty (30) days after such casualty that such casualty can reasonably be repaired within one hundred twenty (120) days after Landlord receives permits, approvals and licenses required to begin reconstruction, Landlord at its option, shall proceed with reasonable diligence to restore the Premises, but only to the extent of insurance proceeds received by Landlord therefor, to a usable condition and Base Rent and Expense Charges shall be equitably reduced during restoration of the Premises.  Landlord hereby agrees to notify Tenant within sixty (60) days after Landlord is notified of such casualty of Landlord’s determination as to whether the damage can reasonably be repaired within one hundred twenty (120) days after Landlord receives permits, approvals and licenses required to begin reconstruction and, if Landlord determines that such damage can reasonably be repaired within one hundred twenty (120) days after Landlord receives permits, approvals and licenses required to begin reconstruction, whether Landlord elects to terminate this Lease, if Landlord has such right, or to restore the Premises.  Notwithstanding any other provision contained in this Section , the commencement of repairs or restoration by Landlord hereunder shall in no event be deemed a representation or warranty by Landlord that such repairs or restoration can or will, in fact, be completed within the time period estimated by Landlord for such repair and in no event shall Landlord be liable to Tenant for any failure or inability to complete said repairs or restoration within any such estimated period; provided, however, if the Premises have not been restored as required under this Section 16 within thirty (30) days following the expiration of Landlord’s estimated restoration period (as set forth in Landlord’s notice to Tenant), subject to extension on account of Tenant Delays and Force Majeure delays, then Tenant may elect to terminate this Lease by delivery of thirty (30) days prior written notice to Landlord delivered at any time after the expiration of such 60-day period and provided further that such termination notice shall be null and void and this Lease shall remain in full force and effect if Landlord substantially completes its restoration obligation prior to the expiration of such 30-day period.  Furthermore, notwithstanding any other provision contained herein to the contrary, if the Premises or any material portion thereof are destroyed or materially damaged by fire or other casualty at any time during the last year of the Lease Term or during the last year of any renewal term, if applicable, and, at the time of such casualty event this Lease has not been renewed for an additional term pursuant to any tenant renewal option rights as may be contained in Rider No. 2 attached hereto and made a part of this Lease, then, either of Landlord or Tenant shall have the right, at their option, to terminate this Lease by giving written notice of such election to the other party within thirty (30) days after the date of such destruction; provided, however, in no event shall Tenant have the right to terminate this Lease if the damage or destruction of the Premises is the result of the negligence or willful act of Tenant or Tenant's agents, employees, representatives, contractors or successors or assigns.  Tenant acknowledges and agrees that Landlord's obligation to repair and restore under this Section 16 shall be limited to the repair and restoration of those improvements in place as of the Commencement Date, exclusive of any Alterations made or paid for by Tenant.  If this Lease is terminated by either party under this Section 16, Landlord shall be entitled to retain for its benefit, and Tenant shall immediately disburse to Landlord, the proceeds of insurance maintained by Tenant on the Alterations performed in or to the Premises during the Term; provided, that, Landlord shall reimburse to Tenant from such insurance proceeds an amount equal to the unamortized costs incurred by Tenant to perform any alterations and improvements made by Tenant to the Premises without reimbursement from any work allowances paid by Landlord (based on straight-line amortization over the remaining term of the Lease), less the deductible of Tenant’s insurance.

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17.           EMINENT DOMAIN.  If title to any part of the Premises is taken for any public or quasi-public use under any governmental law, ordinance or regulation or by eminent domain or by private purchase in lieu thereof, or if title to so much of the Building is taken that a reasonable amount of reconstruction thereof will not, in Landlord’s sole discretion, result in the Premises or the Building being a practical improvement and reasonably suitable for use for the purpose for which it is designed, then, in either event, this Lease shall terminate at the option of Landlord on the date that the condemning authority actually takes possession of the part condemned, such option to be exercised by Landlord within thirty (30) days after the condemning authority actually takes possession of the part condemned.  If title to the whole of the Premises is taken by eminent domain, then this Lease shall terminate as of the date possession of the Premises is taken by the condemning authority.  If there is a partial taking of the Premises or the Building and this Lease is not terminated as provided above, then this Lease shall remain in full force and effect, but the rent payable hereunder during the unexpired portion of this Lease shall be reduced proportionally based on the part or parts of the Premises so taken.  Landlord shall, within a reasonable time thereafter, repair and restore the remaining portion of the Premises (exclusive of Alterations performed by or on behalf of Tenant and any of Tenant’s property), should they be affected, to the extent necessary to render the same tenantable for the uses permitted under Section 7 of this Lease and shall repair or reconstruct the remaining portion of the Building to the extent necessary to make the same a complete structural unit; provided that Landlord shall not be required to expend more than the net proceeds of the condemnation award which are paid to Landlord in complying with its obligations hereunder and its similar obligations to other tenants of other portions of the Building.

All compensation awarded or paid upon a total or partial taking of the Premises or the Building shall belong to and be the property of Landlord without any participation by Tenant.  Nothing herein shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority for, and to receive therefrom, (i) any moving expenses incurred by Tenant as a result of such condemnation; (ii) any costs incurred or paid by Tenant in connection with any alterations or improvements made by Tenant to the Premises in excess of any allowances disbursed by Landlord; (iii) the value of any of Tenant’s property so taken; (iv) Tenant’s loss of business income; and (v) any other separate claim which Tenant may hereafter be permitted to make under applicable law; provided, however, that no such claim shall diminish or adversely affect Landlord’s award.

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18.           HOLDING OVER.  If Tenant remains in possession of the Premises after expiration of the Lease Term, with Landlord’s acquiescence and without any express agreement of the parties, Tenant shall be a tenant-at-sufferance at a rental rate equal to one hundred fifty percent (150%) times the Base Rent in effect at the end of this Lease plus all Expense Charges, additional rent and other amounts due to Landlord under this Lease, and there shall be no renewal of this Lease by operation of law.  The acceptance by Landlord of rent in the event of a Tenant holdover shall not result in the renewal of this Lease and shall in no way be deemed to constitute Landlord’s consent to such holdover by Tenant.  Tenant acknowledges and agrees that it shall indemnify Landlord against all claims for any and all damages incurred by reason of such holding over, including, if such holdover continues for thirty (30) days or more, any claims or losses attributable to other tenants (or the loss thereof) to whom Landlord may have leased all or any part of the Premises following the termination or expiration of this Lease.

19.           RULES AND REGULATIONS.  Tenant shall faithfully observe and comply with the rules and regulations attached as Exhibit F to this Lease and all modifications of and additions thereto of general application from time to time put into effect by Landlord in writing.  Landlord agrees to enforce the rules and regulations in a non-discriminatory manner (unless special circumstances exist) and Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Building of any of said rules and regulations.

20.           DEFAULTS.  The following shall constitute Events of Default hereunder:

(a)           Failure by the Tenant to pay Base Rent, Expense Charges, additional rent or other monetary amounts due from Tenant under this Lease within seven (7) business days after notice from Landlord that such payment is past due;

(b)           Failure by Tenant in the observance or performance of any of the other terms, covenants, agreements or conditions contained herein or in the rules and regulations incorporated herein, and Tenant shall not have cured such failure within thirty (30) days after notice to the Tenant of such failure; or if such failure cannot reasonably be cured within such thirty (30) day period, Tenant shall not have commenced to cure within such thirty (30) day period and thereafter diligently continued to effect such cure to completion.

(c)           Filing by Tenant or any guarantor or surety with respect to this Lease (a “Guarantor”) of a voluntary petition in bankruptcy or a voluntary petition or answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under the Federal Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, or any action by Tenant or any Guarantor indicating its consent to, approval of or acquiescence in, any such petition or proceeding; the application by Tenant or any Guarantor for or the appointment by consent or acquiescence of a receiver or trustee of Tenant or any Guarantor or for all or a substantial part of its property; the making by Tenant or any Guarantor of any admission of its inability to pay its debts as they mature;

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(d)           Filing of any involuntary petition against Tenant or any Guarantor in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under the Federal Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, or the involuntary appointment of a receiver or trustee of Tenant or any Guarantor or for all or a substantial part of its property; or the issuance of attachment, execution or other similar process against any substantial part of the property of Tenant or any Guarantor; and the continuation of any of such filings or proceedings for a period of thirty (30) days undismissed, unbonded or otherwise undischarged;

(e)           Insolvency of Tenant or any Guarantor or the withdrawal or revocation of any guaranty or suretyship agreement regarding this Lease;

(f)           Failure by Tenant to deliver to Landlord any requested estoppel certificate or Subordination, Non-Disturbance and Attornment Agreement within the time periods required by Section  31 and Section  14, respectively, hereof;

(g)           Tenant shall do or permit to be done any act which results in a lien being filed against the Premises, the Building or the Land, and such lien is not released or otherwise bonded off by Tenant within ten (10) days after the date Tenant actually learns of the filing thereof; or

(h)           Tenant assigns or sublets all or a portion of the Premises in contravention of the provisions of Section  13 of this Lease.

(i)           Breach of the requirements of Section  7(b), 7(c), 7(d) or 7(e) and such breach shall continue for five (5) business days after notice from Landlord to Tenant.

Upon the occurrence or existence of any Event of Default, Landlord shall have the option, but not the obligation, to exercise any or all of the following remedies, without notice or demand:

(1)           Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, but if Tenant shall fail to do so, Landlord may, without further notice and without prejudice to any other remedy Landlord may have for possession or arrearage in rent or damages for breach of contract, enter upon the Premises and expel or remove Tenant and its effects; and Tenant shall and hereby agrees to indemnify, defend and hold and save Landlord harmless from and against any and all loss, cost, damage, expense or liability (including, without limitation, court costs and attorneys’ fees) ever suffered or incurred by Landlord as a result of such termination of the Lease, whether through inability to relet the Premises, or through a decrease in rent, or otherwise.  Tenant acknowledges and agrees that such damages may include, but shall not be limited to the unamortized costs expended by Landlord in constructing improvements to the Premises as well as the unamortized brokerage commissions paid by Landlord in connection with this Lease.  This provision shall survive any termination of the Lease.

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(2)           With or without terminating the Lease, enter the Premises as the agent of Tenant on Tenant’s account and relet the Premises as the agent of Tenant, and receive the rent therefor, and Tenant shall pay the Landlord any deficiency that may arise by reason of such reletting, on demand at any time and from time to time at the office of Landlord and Tenant shall reimburse Landlord upon demand for any expenses incurred by Landlord to remodel or repair the Premises in order to relet the Premises and for all other reasonable expenses incurred in connection with such reletting.  Any such reletting shall be for the benefit of Tenant and does not relieve Tenant of its obligations under this Lease whether or not notice of the reletting is given to Tenant.  Landlord shall not be liable for any failure to relet the Premises in whole or in part, nor for any failure to collect any rent due from any such reletting; rather, Tenant shall remain liable for all rent and for all such expenses. It is hereby agreed that the above may be done without effecting a surrender of the Premises;

(3)           Refuse to accept a surrender of the Premises in which event Landlord may allow the Premises to remain idle and hold Tenant liable for rent, or, in the alternative, Landlord may sue for breach of contract before the expiration of the Lease Term;

(4)           Commence dispossessory proceedings with or without the termination of this Lease;

(5)           At its option, declare the entire amount of Base Rental which would become due and payable during the remainder of the Lease Term immediately due and payable.  In such event, Tenant shall pay to Landlord the present value (discounted at a rate of ten percent (10%) per annum) of the excess, if any, of (i) the Base Rental to be paid by Tenant for the remainder of the Lease Term over (ii) the aggregate reasonable fair market rental value of the Premises during the remainder of the Lease Term taking into account the future market conditions for the Premises and the probability of reletting the Premises for all or part of the remaining Lease Term.  The payment of the foregoing amounts shall not constitute payment of Base Rental in advance for the remainder of the Lease Term.  Instead, such sums shall be paid as agreed liquidated damages and not as a penalty, the parties hereby agreeing that it is difficult or impossible to calculate the damages which Landlord will suffer as a result of Tenant’s default and that this provision is intended to provide a reasonable pre-estimate of such damages.  If Landlord exercises the election set out in this subparagraph, Tenant hereby waives any right to assert that Landlord’s actual damages are less than the amount calculated hereunder and  Landlord waives any right to assert that Landlord’s actual damages are greater than the amount calculated hereunder;

(6)           Commence proceedings against Tenant for all amounts owed by Tenant to Landlord, whether as Base Rental, additional rent, damages or otherwise;

(7)           Enter upon and take possession of the Premises, without being liable for prosecution of any claim for damages or for trespass or other tort;

(8)           Do or cause to be done whatever Tenant is obligated to do under the terms of this Lease, in which case Tenant agrees to reimburse Landlord on demand for any and all costs or expenses which Landlord may thereby incur.  Tenant agrees that Landlord shall not be liable for any damages resulting to Tenant from effecting compliance with Tenant’s obligations under this paragraph, whether caused by the negligence of Landlord or otherwise; and

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(9)           Enforce the performance of Tenant’s obligations hereunder by injunction or other equitable relief (which remedy may be exercised upon any breach or default or any threatened breach or default of Tenant’s obligations hereunder).

The remedies provided for in this Lease are in addition to any other remedies available to Landlord at law or in equity by statute or otherwise.  All remedies provided in this Lease are cumulative and may be exercised alternatively, successively or in any other manner.  The exercise by Landlord of any one or more of the rights and remedies provided in this Lease shall not prevent the subsequent exercise by Landlord of any one or more of the other rights and remedies herein provided.  Failure of Landlord to declare an event of default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of the default, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease.  Tenant acknowledges and agrees that Landlord shall have no duty to mitigate Landlord’s damages resulting from a default by Tenant hereunder.  Tenant acknowledges and agrees that the Premises are to be used for commercial purposes only.  To the extent allowable by law, Tenant’s obligations to pay Rental hereunder shall survive the expiration or earlier termination of this Lease for a period of not more than five (5) years following such expiration or termination.

21.           LANDLORD’S DEFAULT AND TENANT’S REMEDIES.  Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty (30) day period and thereafter diligently undertakes to complete the same.  Upon the occurrence of any such default, Tenant may sue for injunctive relief or, subject to the provisions of this Lease, to recover actual damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder.  In relation to the foregoing, Tenant acknowledges and agrees that in no event shall Tenant be entitled to recover from Landlord any loss of business or any other indirect or consequential damages which it might suffer or incur as the result of a Landlord breach and this Lease shall be construed as though Landlord’s covenants contained herein are independent and not dependent, and Tenant hereby waives the benefit of any law or statute to the contrary.  All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter.  The term “Landlord” in this Lease shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Lease Term upon each new owner for the duration of such owner’s ownership.  Any liability of Landlord under this Lease or arising out of the relationship between Landlord and Tenant shall be limited solely to Landlord’s then equity interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord.

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22.           TENANT’S PERSONALTY.  Tenant shall, on or before the expiration of the Lease Term, surrender the Premises and the keys and mailbox keys thereto to Landlord, together with alterations, additions, and improvements which may have been made upon the Premises, free of subtenancies, subject, however, to the other provisions hereof (including, without limitation, Section 8 and any agreements entered into pursuant thereto).  All of Tenant’s personal property, including, without limitation, but not limited to, its racking, furniture, equipment and trade fixtures, shall be removed by Tenant on or before the expiration of the Lease Term and any damage to the Premises caused by such removal shall be repaired by Tenant at Tenant’s sole cost and expense, and all property not so removed within ten (10) days after the expiration of the Lease Term shall be deemed abandoned by Tenant.

23.           SIGNS.  Subject to compliance with all Laws and obtaining Landlord’s prior approval of the size, location and graphics, which approval will not be unreasonably withheld or delayed, Tenant shall have the right, at Tenant’s sole cost and expense, to install, repair and maintain: (i) one (1), non-illuminated, ground sign at the entrance to the parking area not to exceed 50 square feet, and (ii) one (1) non-illuminated sign on each of the front side and the rear side of the exterior façade of the Building not to exceed 25 square feet each and in a location reasonably approved by Landlord.  Notwithstanding any other provision contained herein to the contrary, all aspects of Tenant’s signage, including size, location, design and manner of attachment, shall be subject to Landlord’s prior approval.  The actual sign and its respective installation cost shall be at the expense of the Tenant and shall conform to architectural covenants, if any.  Tenant shall be responsible for any damage to the Building occasioned by the installation or removal of any such signs.  Tenant shall place no sign, if any, upon the roof of the Premises or the Building, nor any part of the roof, including the flashing or gutters of the Premises or the Building.  Tenant shall, on or before the termination of this Lease, remove all of its signage from the Building and the Property.  Furthermore, Tenant shall repair any damage to the Building caused by its signage.  The provisions hereof shall survive the expiration or earlier termination of this Lease of a period of not more than two (2) years following such expiration or termination.

24.           UTILITIES.

(a)           The Premises shall be separately metered for all utilities other than water and sewer service, and Tenant shall promptly pay directly to the utility provider all gas, electricity, fuel, telephone, light, heat, electric power and other utility bills for the Premises, including any security deposits, hook-up fees, installation fees, or other fees required in connection with such services.  Except as expressly set forth below, the cost of water and sewer service to the Building and the cost of maintaining meters, submeters and checkmeters for utilities supplied to the Building shall be included as a component of the Expense Charge as set forth in Section 4 hereof; provided, however, that the cost of the initial installation of separate meters for any such utilities shall be borne solely by Landlord and shall not be included as a component of the Expense Charge.  Notwithstanding the foregoing, Landlord reserves the right to have the Premises separately metered, at Tenant’s cost, for both water and sewer service.  Furthermore, in the event Landlord determines, in its reasonable discretion, that any tenant of the Building is utilizing a disproportionate amount of water or sewer service in comparison with other tenants of the Building, then, in such event, Landlord shall have the right to separately assess each tenant of the Building for its cost of water and sewer services based upon Landlord’s reasonable estimation of their respective uses thereof.  In the event that Tenant fails to pay any such utility bills when due, Landlord shall have the right, but not the obligation, to pay such bills, and any amounts paid by Landlord shall be reimbursed by Tenant to Landlord upon demand as additional rent hereunder.  Landlord shall in no event be liable for any interruption or failure of utility services to the Premises, but, if requested by Tenant, shall use reasonable efforts to cooperate with Tenant in securing resumption of said interrupted service.

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(b)           Tenant shall not exceed electrical capacity of 600 amps, 480 volts.  From time to time during the Term of this Lease but not more than once per year unless Landlord reasonably believes Tenant is exceeding its usage, Landlord shall have the right to have an electrical consultant reasonably acceptable to Tenant make a survey of Tenant’s electric usage.  In the event that such survey shows that Tenant has exceeded the requirements set forth in this paragraph (c), in addition to any other rights Landlord may have hereunder, Tenant shall, within ten (10) days of written demand, reimburse Landlord for the reasonable cost of such survey and the cost, as determined by such consultant, of electricity usage in excess of such requirements as Additional Rent.

(c)           If permitted by applicable Laws, Landlord shall have the right at any time and from time to time during the Term of this Lease to determine the electricity and other base building utility service providers (each a “Utility Service Provider”) providing electricity and such other base building utility services to the Property, including but not limited to the Premises.  Tenant shall cooperate with Landlord and each Utility Service Provider at all times and, as reasonably necessary, shall allow Landlord and each Utility Service Provider reasonable access to the electric and other utility lines, feeders, risers, wiring, pipes, conduits, valves, mains and any other utility equipment within the Premises.  It is expressly agreed and understood that Landlord shall in no event be liable to Tenant for any interruption or suspension, or defect in the supply or character of the electricity or other utility services furnished to the Premises, unless the same shall be caused by the negligent acts or omissions of Landlord, its agents or employees.  In exercising its rights set forth in this paragraph, the Landlord will use commercially reasonable efforts to minimize any disruption to Tenant’s business within the Premises.

(d)           The parties hereto shall comply with all mandatory energy conservation controls and requirements that are imposed or instituted by Laws.  Any terms or conditions of this Lease that conflict or interfere with compliance with such controls or requirements shall be suspended for the duration of such controls or requirements.  Compliance with such controls or requirements shall not be considered an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement of any Rent payable hereunder.

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25.           INSURANCE.

(a)           Landlord shall maintain a policy or policies of hazard and public liability insurance insuring Landlord against loss with respect to the Building and the operation thereof covering risks and in amounts not less than those required to be maintained hereunder by Tenant and with regard to the property insurance coverage for the Building, in an amount not less than 100% of the replacement cost for the Building (exclusive of footings and foundations), subject to commercially reasonable deductibles.  Tenant shall not permit the Premises to be used in any way which would, in the opinion of Landlord, be extra hazardous on account of fire or other hazard or casualty or which would otherwise in any way increase the premiums for or render void any insurance relating to the Building, the Premises or the contents thereof or any liability of Landlord.  If Tenant’s use and occupancy of the Premises causes any increase in any insurance premiums paid by Landlord with respect to the Building or the Premises, or if Tenant abandons the Premises and thereby causes an increase in such premiums, then Tenant shall pay to Landlord within ten (10) days of written demand as additional rent the amount of such increase.  Landlord shall not be obligated in any way or manner to insure any personal property (including but not limited to any furniture, machinery, equipment, goods or supplies) of Tenant or which Tenant may have upon or within the Premises or any fixtures installed by or paid for by Tenant upon or within the Premises or any approved improvements which Tenant may construct on the Premises.

(b)           Tenant shall, at its sole expense, maintain at all times through nationally-recognized insurance companies licensed and qualified to do and doing business in the Commonwealth of Massachusetts (“Qualified Insurance Companies”) commercial general liability insurance with respect to the Premises and the conduct or operation of Tenant’s business therein, such insurance to be written on an occurrence basis (not a claim made basis) naming Landlord and Landlord’s mortgagee as additional insureds, with limits of not less than $3,000,000.00 for death or bodily injury and property damage to any one or more persons in a single occurrence with general aggregate limits of not less than $5,000,000.00 for each policy year.  Tenant shall also maintain, through Qualified Insurance Companies, a policy or policies of insurance with the premiums paid in advance on the “Causes of Loss – special form” (formerly “All-Risk”) or equivalent form, insuring all personal property of Tenant upon or within the Premises, and any Alterations which (i) Tenant may construct within the Premises, or (ii) which are constructed by Landlord at Tenant's cost within the Premises, in an amount equal to the full replacement cost of such property.  Further, Tenant shall maintain through Qualified Insurance Companies, a policy or policies of insurance on the “All-Risk” or equivalent form against business interruption by reason of any damage to the Premises or any service interruptions in an amount equal to the Base Rental for at least twelve (12) months following the occurrence of such events.  Tenant shall deliver certificates of such insurance to Landlord on or before the commencement of the Lease Term, and thereafter within ten (10) days following written request from Landlord.

(c)           Tenant at its sole expense shall procure and maintain during the Lease Term workers’ compensation insurance as required by law and employer’s liability insurance with the following limits:  Bodily injury by disease per person $1,000,000.00; Bodily injury by accident policy limit $1,000,000.00; Bodily injury by disease policy limit $1,000,000.00.

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(d)           All policies of insurance obtained by Tenant shall name Landlord, Landlord’s property manager, The Prudential Insurance Company of America, and Landlord’s mortgagee(s) as additional insureds and such other parties as may be reasonably requested by Landlord as additional insureds, all as their respective interests may appear and shall specifically insure Tenant’s performance of the indemnity agreements contained in Section 12 of this Lease.  Tenant shall, upon a request from Landlord made not more frequently than once per Lease Year, adjust the amount of coverages established in this Section 25 to such amounts as in Landlord’s reasonable opinion, adequately protects Landlord’s interest and which coverage amounts are generally consistent with insurance requirements for occupants of comparable industrial buildings in the Route 495 west market.  Each such policy shall expressly provide that the policy shall not be canceled or altered in such manner as to adversely affect the coverage of Landlord ordered under this Lease without thirty (30) days prior written notice to Landlord and Landlord’s mortgagee, provided that with respect to a cancellation due to Tenant’s non-payment of premiums, only ten (10) days prior written notice to Landlord and Landlord’s mortgagee shall be required.  In the event that Tenant shall fail to insure as required herein or shall fail to furnish to Landlord a certificate of such insurance as herein required, in each case within five (5) business days following written notice from Landlord, Landlord may at any time and from time to time obtain such insurance for the benefit of Tenant or Landlord or both of them for a period not exceeding one (1) year, and any premium paid by Landlord shall be recoverable from Tenant on demand as additional rent hereunder; provided, however, Landlord’s right under this provision shall not be construed as a requirement upon the Landlord to furnish any such insurance.

(e)           Tenant agrees to use and occupy the Premises and to use such other portions of the Property as Tenant is herein given the right to use at Tenant’s own risk.  Landlord shall not be liable to Tenant, its employees, agents, invitees or contractors for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to Tenant’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the  Premises or the Property, any fire, robbery, theft, mysterious disappearance and/or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building, unless due to the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees.  Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s insurers shall in any manner be held responsible therefor.  Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or otherwise.  Notwithstanding the foregoing, Landlord shall not be released from liability for any injury, loss, damages or liability to the extent arising from any gross negligence or willful misconduct of Landlord, its servants, employees or agents acting within the scope of their authority on or about the Premises; provided, however, that in no event shall Landlord, its servants, employees or agents have any liability to Tenant based on any loss with respect to or interruption in the operation of Tenant’s business.

(f)           Notwithstanding anything herein to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action against the other, its agents, employees, licensees, or invitees for any loss or damage to or at the Premises or the Property or any personal property of such party therein or thereon by reason of fire, the elements, or any other cause which would be insured against under the terms of (i) fire and extended coverage (also known as special form or “all risk”) insurance required to be carried by such party under this Lease or (ii) the liability insurance referred to in this Section 20, to the extent of such insurance, regardless of cause or origin, including omission of the other party hereto, its agents, employees, licensees, or invitees.  Landlord and Tenant covenant that no insurer shall hold any right of subrogation against either of such parties with respect thereto.  This waiver shall be ineffective against any insurer of Landlord or Tenant to the extent that such waiver is prohibited by the laws and insurance regulations of the Commonwealth of Massachusetts.  The parties hereto agree that any and all such insurance policies required to be carried by either shall be endorsed with a subrogation clause, substantially as follows:  “This insurance shall not be invalidated should the insured waive, in writing prior to a loss, any and all right of recovery against any party for loss occurring to the Project described therein,” and shall provide that such party’s insurer waives any right of recovery against the other party in connection with any such loss or damage.

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26.           ATTORNEY’S FEES.  If, as a result of any breach or default in the performance of any of the provisions of this Lease, Landlord or Tenant, as the case may be, uses the services of any attorney in order to secure compliance with such provisions or recover damages therefor, or to terminate this Lease or evict Tenant, the defaulting party shall reimburse the other party hereto within ten (10) days of demand for any and all reasonable and customary attorney’s fees and expenses so incurred.

27.           WAIVER OF HOMESTEAD.  Tenant waives all homestead rights and exemptions which it may have under any law as against any obligation owing under this Lease.  Tenant hereby assigns to Landlord its homestead and exemption.

28.           NOTICES.  All notices and demands permitted or required to be given by either party to the other hereunder shall be in writing and shall be delivered either by personal delivery, by overnight air courier or by certified or registered mail, return receipt requested and addressed to each party at its address set forth below as follows:

(a)           to Tenant at the address below, or to such other place as Tenant may from time to time designate in a notice to Tenant:

Triumph Learning, LLC
136 Madison Avenue, Suite #7
New York, NY  10016
Attention:  Brian Gurley

With a copy by the same method to:

DLA Piper LLP (US)
2525 East Camelback Road
Esplanade II
Suite 1000
Phoenix, AZ  85016-4232
Attention:  David Lewis, Esq.

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(b)           to Landlord at the address below, or to such other place as Landlord may from time to time designate in a notice to Tenant:

c/o Condyne, Inc.
Two Adams Place, Ste. 100
Quincy, MA 02169
Attention:  Jeffrey O’Neill

With a copy by the same method to:
c/o The Prudential Insurance Company of America
8 Campus Drive, 4th Floor
Parsippany, NJ  07054
Attention:  Joan Hayden, Esq.

With a copy by the same method to:
Goodwin Procter, LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention:  Minta Kay, Esq.

Any such notice, demand or other communication shall be considered duly given and to have become effective (i) upon receipt if delivered in person, (ii) one day after having been delivered to an air courier for overnight delivery or (iii) three days after having been deposited in the mail as certified or registered mail, return receipt requested and all fees paid.  Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of any notice or demand.

29.           NO ESTATE.  This Lease shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; and Tenant shall have only a usufruct which is not subject to levy and sale.

30.           BINDING EFFECT.  The provisions of this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective successors, heirs, legal representatives and permitted assigns.  Tenant shall be bound to any successors or assigns of Landlord for all the terms, covenants and conditions hereof and shall execute any reasonable attornment agreement not in conflict herewith at the request of any such party or Landlord.  In the event the original Landlord hereunder, or any successor owner of the Building, shall sell or convey the Building, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner.  Tenant agrees to attorn to such new owner.

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31.           ESTOPPEL CERTIFICATE.  At either party’s request, the other party shall, from time to time, and upon ten (10) business days prior written request by such party, execute, acknowledge and deliver, in recordable form, to such party or as such party may direct or to a Holder, purchaser or other interested party, as the case may be, a written statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications that the Lease is in full force and effect as modified and stating the modifications), the date of commencement of this Lease, the dates to which Base Rental, additional rental and other charges have been paid, that Tenant is in possession of the Premises paying the full Lease rental, that no rental payments have been made in advance except as stated in the Lease, and whether, to the best knowledge of such party, the other party is in default hereunder (and if so, specifying the nature of the default and the steps, if any, being taken to cure same), and such other matters as may be reasonably required by such party, or any person dealing with such party with respect to such party’s interest in the Premises. No cure or grace period provided in this Lease shall apply to such party’s obligation to timely deliver an estoppel certificate.  Further, if Tenant fails to execute and deliver the estoppel certificate within such ten (10) business day period, Landlord may send Tenant a second request and if Tenant fails to execute and deliver the estoppel certificate within five (5) business days following such second request, then Tenant shall be deemed to conclusively agree with the statements contained in such estoppel certificate that (i) the Lease as the same may have been amended, is in full force and effect; (ii) the Term has commenced and the full amount of the Rent then accruing hereunder; (iii) the dates to which the Rent has been paid; (iv) Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; (v) the amount, if any, that Tenant has paid to Landlord as a Security Deposit; (vi) no Rent under this Lease has been paid more than thirty (30) days in advance of its due date; (vii) Tenant has no charge, lien, or claim of offset under this Lease or otherwise against Rent or other charges due or to become due hereunder; and (viii) Tenant is not in default under the Lease and, to the knowledge of Tenant, Landlord is not then in default under the Lease.

32.           FINANCIAL REPORTS.  If requested by Landlord in writing in connection with a proposed sale or refinancing, Tenant shall deliver to Landlord, subject to the terms of a confidentiality agreement reasonably satisfactory to Tenant, Landlord and the proposed mortgagee or transferee, as applicable, a copy of the most recent year-end income statement and balance sheet for the Tenant and each guarantor of this Lease.  Such financial statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis.  Furthermore, in the event audited financial statements are available, Tenant shall provide copies of all such audited financial statements.

33.           APPLICATION OF TENANT’S PAYMENTS.  Landlord may accept any and all payments by or for the account of Tenant, without prejudice to the claims of Landlord; and Landlord may apply the same to or for the account of Tenant in such manner, order or priority as Landlord may determine in Landlord’s sole discretion, notwithstanding any designation by Tenant of application to the contrary.

34.           INTENTIONALLY OMITTED.

35.           NO BROKER CLAIMS.  Tenant hereby warrants and represents to Landlord that Tenant has not dealt with any broker, agent or finder in connection with this Lease other than CB Richard Ellis (“Broker”), whose fee and commission shall be paid by and shall be the sole responsibility of Landlord pursuant to a separate written agreement between Landlord and Broker, and Tenant covenants and agrees to indemnify and hold Landlord harmless from and against any and all loss, liability, damage, claim, judgment, cost or expense (including but not limited to attorney fees and expenses and court costs) that may be incurred or suffered by Landlord because of any claim for any fee, commission or similar compensation with respect to this Lease, made by any broker, agent or finder other than Broker claiming to have dealt with Tenant, whether or not such claim is meritorious.

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36.           CORPORATE AND PARTNERSHIP AUTHORITY.  If Tenant executes this Agreement as a corporation or partnership, each of the persons executing this Lease on behalf of Tenant does hereby personally represent that Tenant is a duly organized and validly existing corporation or partnership, as the case may be, that Tenant is qualified to do business in the Commonwealth of Massachusetts, that Tenant has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant is authorized to do so.  In the event any such representation or warranty is false, all persons who execute this Lease will be individually liable as Tenant.

37.           LIMITATION OF LIABILITY.  Tenant agrees to look solely to Landlord’s equity interest in the Building for the recovery of any monetary judgment against Landlord.  Accordingly, Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s then equity interest in the Building, as such interest is constituted from time to time, and neither Landlord nor any officer, employee, director, shareholder, or partner of Landlord, or of any partner of Landlord, shall have any personal liability whatsoever with respect to this Lease.

38.           ERISA.  To induce Landlord to enter into the Lease, and in order to enable The Prudential Insurance Company of America (“Prudential”) to satisfy its compliance with the Employee Retirement Income Security Act of 1974, as amended, Tenant represents and warrants to Landlord and Prudential that:  (i) neither Tenant nor any of its affiliates (within the meaning of Part V(c) of Prohibited Transaction Exemption 84-14 granted by the U.S. Department of Labor (“PTE 84-14”)) has, or during the immediately preceding year has exercised, the authority to appoint or terminate Prudential as investment manager of any assets of the employee benefit plan whose assets are held by Prudential or to negotiate the terms of any management agreement with Prudential on behalf of any such plan; (ii) the transaction evidenced by this Lease is not specifically excluded by Part I(b) of PTE 84-14; (iii) the undersigned is not a related party of Prudential (as defined in V(h) of PTE 84-14); and (iv) the terms of the Lease have been negotiated and determined at arm’s length, as such terms would be negotiated and determined by unrelated parties.  Tenant’s breach of any representation or covenant set forth in this Section shall constitute a breach of this Lease by Tenant, entitling Landlord to any and all remedies hereunder, or at law or in equity.  Tenant acknowledges and agrees that as a condition to the requirement or effectiveness of any consent to assignment by Landlord pursuant to Section 6.1, Tenant shall cause the transferee to reaffirm, on behalf of such transferee, the representations set forth in this Section 18.1, and it shall be reasonable for Landlord to refuse to consent to an assignment or sublease of this Lease in the absence of such reaffirmation.

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39.           MISCELLANEOUS.

(a)           Tenant represents and warrants that it is duly formed and in good standing and has full corporate or partnership power and authority, as the case may be, to enter into this Lease, and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms.  Tenant hereby represents and warrants that, to its knowledge, neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App.  § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, a default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

(b)           The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular.  Words used in masculine gender include the feminine and neuter and words used in the neuter include the masculine and feminine.  If there be more than one Tenant, the obligation hereunder imposed upon Tenant shall be joint and several.

(c)           The paragraph headings of this Lease are for reference convenience only, and are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(d)           Time is of the essence of this Lease and each and all of its provisions.

(e)           Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

(f)           The terms, covenants, agreements and conditions herein contained, shall, subject to the provision as to assignment and subletting, apply to and bind the heirs, successors, executors, administrators, permitted assigns and permitted subtenants of the parties hereto, unless otherwise provided herein.

(g)           All amounts of money payable by Tenant to Landlord hereunder, if not paid within ten (10) days of when due, shall bear interest from that date which is ten (10) days from their due date until paid at the lesser of (i) the rate of twelve percent (12%) per annum, or (ii) the highest legal rate not prohibited under Massachusetts law.  The foregoing late interest charge shall be in addition to the late payment charge provided for under Section  5 of this Lease

(h)           This Lease is made and entered into in the Commonwealth of Massachusetts, related to premises located and duties to be performed in the Commonwealth of Massachusetts, and shall, in all respects, be interpreted, enforced, governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

(i)           This Lease represents the entire understanding and agreement between the parties relating to the subject matter hereof and supersedes all prior negotiations and agreements relative thereto.  The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

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(j)           This Lease may be executed in counterparts, each of which, when fully executed, shall be deemed an original, and all of which shall be but one Agreement.

(k)           If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to any other person or circumstance, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

(l)           No failure or delay of Landlord to exercise any right or power given it herein, or to insist upon strict compliance by Tenant of any obligation imposed upon it herein, and no course of dealing or custom or practice of either party hereto at variance with any term hereof shall constitute a waiver or a modification of the terms hereof by Landlord or its right to demand strict compliance with the terms hereof by Tenant.

(m)           In no event shall this Lease Agreement be recorded in the public records.  At either party’s request, Landlord and Tenant will execute, acknowledge and deliver a Notice of Lease in recordable form and each party shall be responsible (at its own cost and expense) to provide any additional documentation of authority as is necessary to record any such documents with the appropriate Registry of Deeds.  Such notice shall only contain the information required by law for recording.

(n)           The Work Agreement regarding Landlord’s and Tenant’s obligations in connection with construction and finish work in the Premises is attached hereto as Exhibit D and incorporated herein by this reference.

(o)           The parties acknowledge that each party and its counsel have reviewed and approved this Lease and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any amendments or exhibits hereto.

40.           WAIVER OF JURY TRIAL.  TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

41.           INTENTIONALLY OMITTED.

42.           SECURITY SERVICE.  Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Project, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.

38

43.           FORCE MAJEURE.  Notwithstanding any other provision of this Lease, when a period of time is herein prescribed for any action to be taken by either party, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time any delays due to strikes, lockouts, labor disputes, riots, acts of God, delay in issuance of permits, enemy or hostile governmental action, civil commotion, fire or other casualty, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of such party; provided, however, in no event shall such acts, events or other causes act to excuse any delay in the payment of sums of money due hereunder.

39

IN WITNESS WHEREOF, the parties have executed this Lease the day and year first above written.

LANDLORD:

PR LITTLETON EXPANSION, LLC, a Delaware limited liability company

By:	/s/ Jeffrey C. O’Neill
	Name:	Jeffrey C. O’Neill
	Title:	Managing Member

TENANT:

TRIUMPH LEARNING LLC, a Delaware limited liability company

By:	/s/ Brian Gurley
	Name:	Brian Gurley
	Title:	CFO/COO

40

LIST OF EXHIBITS

Exhibit A	Building Plan Showing the Premises

Exhibit B	Legal Description of Land containing Building

Exhibit C	Commencement Date Letter

Exhibit D	Work Agreement

Schedule D-1	Specifications for Landlord’s Work

Schedule D-2	Approved Plans for Landlord’s Work

Exhibit E	Base Rent Schedule

Exhibit F	Rules and Regulations

Exhibit G	Letter of Credit

Exhibit H	Form of Current Lender SNDA

Exhibit I	Tenant Approved Plans

Rider No. 1	Right of First Refusal; Right of First Offer

Rider No. 2	Extension Option

41

EXHIBIT A

BUILDING PLAN SHOWING THE PREMISES

A-1

EXHIBIT B

LEGAL DESCRIPTION

B-1

EXHIBIT C

Commencement Date Letter

___________________, 200__
[Name of Contact]
[Name of Tenant]
[Address of Tenant]

RE:       [Name of Tenant],[Premises Rentable Area and Floor], [Address of Building]

Dear [Name of Contact]:

Reference is made to that certain Lease, dated as of _________________, 200_, between [__________________________], as Landlord, and ______________, as Tenant, with respect to the Premises.  In accordance with Section ___ of the Lease, this is to confirm that the Commencement Date of the Term of the Lease is hereby established as ______________, the Rent Commencement Date is established as ______________, and that the initial Term of the Lease shall expire on ________________.

If the foregoing is in accordance with your understanding, kindly execute the enclosed duplicate of this letter, and return the same to us.

Very truly yours,

[Landlord]

By:
Name:
Title:

Accepted and Agreed:

[Tenant]

By:

Name & Title:

C-1

EXHIBIT D

WORK AGREEMENT
(Landlord’s Work)

1.           Landlord’s Work.  Landlord shall construct and, except as provided below to the contrary, pay for the entire cost of constructing the leasehold improvements (“Landlord’s Work”) described in the specifications identified in Schedule D-1 attached hereto (the "Specifications").  Landlord shall prepare construction drawings for the Landlord’s Work and submit to Tenant for Tenant’s approval, not to be unreasonably withheld, conditioned or delayed and such consent shall not be withheld so long as (and to the extent that) the construction drawings are consistent with the Specifications.  Tenant shall respond in writing to Landlord’s submission within five (5) business days and if Tenant fails to respond the construction drawings will be deemed approval.  Upon approval (or deemed approval) of the construction drawings by  Tenant, such plans will be attached to this Lease as Schedule D-2 and such construction drawings will constitute the “Approved Plans.”  Tenant may request changes to the Approved Plans, subject to Landlord’s prior approval thereof, which shall not be unreasonably withheld, provided that (a) the changes shall meet or exceed Landlord's standard specifications for tenant improvements for the Building; (b) the changes conform to applicable Laws and necessary governmental permits and approvals can be secured; (c) the changes do not require building service beyond the levels normally provided to other tenants in the Building unless Tenant agrees to be responsible for the payment of such additional building services; (d) the changes do not have any adverse affect on the structural integrity or systems of the Building; and (e) the changes will not, in Landlord's reasonable opinion, unreasonably delay Landlord’s Work, unless Tenant agrees to compensate Landlord on a day-for-day basis for any such delay.  If Landlord approves a change requested by Tenant, Landlord will provide Tenant with Landlord’s contractor’s estimate of the cost of such changes and Tenant shall pay the actual third-party costs attributable to such change upon receipt of invoice therefor.  To the extent any such change results in a delay of Landlord’s Work, then such delay shall constitute a Tenant Delay.

2.           Performance of Landlord’s Work.  Promptly after approval of the Approved Plans and receipt of all necessary permits and approvals for the construction of Landlord’s Work, Landlord shall commence and exercise all reasonable efforts to complete Landlord’s Work within sixty (60) days following receipt of all such permits and approvals, subject to Tenant Delays and events of force majeure.  On or before the commencement of Landlord’s Work, Landlord shall furnish Tenant with a construction schedule letter setting forth the projected completion dates therefor and showing the deadlines for any actions required to be taken by Tenant during such construction, and Landlord may from time to time during construction of Landlord’s Work modify such schedule.  Landlord’s Work shall be performed in a good and workmanlike manner, using building standard materials (unless otherwise specified in the Approved Plans or the Specifications) and in compliance with all applicable laws, ordinances, rules and regulations.

3.           Substantial Completion.

(a)           The Landlord’s Work shall be deemed substantially complete on the first day as of which Landlord’s Work has been completed and Landlord has received a permanent or temporary certificate of occupancy (provided that in the event Landlord obtains a temporary certificate of occupancy, Landlord shall satisfy all conditions required to obtain a permanent certificate of occupancy as promptly as reasonably possible), except for (a) items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after occupancy has been taken without causing undue interference with Tenant’s use of the Premises (i.e. so-called “punch list” items), and (b) items which, in accordance with good construction practice, should be performed after the performance of any tenant improvement work to be performed by Tenant (such date is hereinafter called the “Substantial Completion Date”); provided, however, that if substantial completion of Landlord’s Work is delayed as a result of any Tenant Delays described in Section 5 below of this Exhibit D, then the Substantial Completion Date shall be the date that Landlord’s Work would have been substantially completed but for such Tenant Delays.  Subject to Tenant Delays and Force Majeure, Landlord will exercise commercially reasonable efforts to complete the “punch list” items as soon as conditions reasonably permit, and Tenant shall afford Landlord access to the Premises for such purposes.  Landlord and Tenant shall, within three (3) days following the date Landlord informs Tenant that the Landlord’s Work is substantially complete, jointly inspect the Premises and agree upon the punch list.  As of the date of this Lease, the estimated Substantial Completion Date is on or before July 1, 2009.

(b)           Notwithstanding the foregoing, (x) if the Landlord’s Work is not Substantially Complete by September 1, 2009, as extended on account of Force Majeure or Tenant Delay (“First Outside Date”), then Tenant shall be entitled to a one-day Base Rent credit against the Base Rent due under this Lease for each day after the First Outside Date until the earlier of (i) the date on which the Landlord’s Work is Substantially Complete, or (ii) November 1, 2009, as extended on account of Force Majeure or Tenant Delay (“Final Outside Date”); and (y) if the Landlord’s Work is not Substantially Complete by the Final Outside Date, then Tenant shall have the option to terminate this Lease by delivering written notice to Landlord of such termination by the earlier of (i) the Business Day immediately preceding the date on which the Landlord’s Work is Substantially Complete, or (ii) the date which is thirty (30) days after the Final Outside Date; provided, however, that if Tenant is entitled to terminate this Lease after the Final Outside Date but elects not to do so, then no further rent abatements will accrue from and after such Final Outside Date.

4.           Condition; Landlord’s Performance.  Tenant shall give Landlord notice, not later than two calendar months after the Commencement Date, of any respects in which Landlord has not performed Landlord’s Work fully, properly and in accordance with the terms of this Lease (or, with respect to any punch list items, within two calendar months following completion thereof); provided, however, Tenant shall have until December 1, 2009 to notify Landlord of any problems with the heating component of any HVAC system that was installed as part of Landlord’s Work.  Except as identified in any such notice from Tenant to Landlord, Tenant shall have no right to make any claim that Landlord has failed to perform any of Landlord’s Work fully, properly and in accordance with the terms of this Lease or to require Landlord to perform any further Landlord’s Work.  Except for Landlord’s Work and except as expressly set forth in this Lease, the Premises are being leased in their present condition, AS IS, WITHOUT REPRESENTATION OR WARRANTY by Landlord.  Tenant acknowledges that it has inspected the Premises and the common areas of the Project and has found the same satisfactory.

5.           Tenant Delays.  For purposes of this Exhibit D, "Tenant Delays" shall mean any actual delay in the completion of Landlord’s Work resulting from any or all of the following:  (a) Tenant's failure to timely perform any of its obligations pursuant to this Exhibit D, including any failure to complete, on or before the due date therefor, any action item which is Tenant's responsibility pursuant to the work schedule or any schedule delivered by Landlord to Tenant pursuant to this Exhibit D; (b) Tenant's changes to the Approved Plans; (c) Tenant's request for materials, finishes, or installations which are not readily available or which are incompatible with the Building standards; (d) any delay of Tenant in making payment to Landlord for any costs for Tenant’s changes to the Approved Plans, as provided in Section 1 above; or (e) any other act or failure to act by Tenant, Tenant's employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant which interferes with Landlord’s performance of Landlord’s Work. If, as a result of Tenant Delay, the Substantial Completion Date is delayed in the aggregate for more than one hundred eighty (180) days, Landlord may (but shall not be required to) at any time thereafter terminate this Lease by giving written notice of such termination to Tenant and thereupon this Lease shall terminate without further liability or obligation on the part of either party, except that Tenant shall pay to Landlord the cost theretofore incurred by Landlord in performing Landlord’s Work, plus an amount equal to Landlord’s out-of-pocket expenses incurred in connection with this Lease, including, without limitation, brokerage and legal fees, together with any amount of Base Rent. Expense Charges or additional rent required to be paid from the Substantial Completion Date as determined in accordance with Section 3 above through the effective termination date.

6.           Moving Allowance.  Within ten (10) business days following Tenant’s submission to Landlord of paid invoices or other commercially reasonable supporting documentation evidencing direct moving costs that Tenant has incurred in connection with its move into the Premises (including, without limitation, the cost of installing racking in the Premises), Landlord shall pay to Tenant the aggregate sum of $150,000 to reimburse Tenant for such costs.

SCHEDULE D-1
SPECIFICATIONS FOR LANDLORD’S WORK

Triumph Learning
Littleton, MA

DIVISION 1 – GENERAL REQUIREMENTS
a.	Provide project related reproductions, overnights, & postage.
b.	Provide temporary facilities for use by our work force.
c.	Provide field engineering & layout.
d.	Provide temporary daily labor & final clean up.
e.	Provide signage for project.
f.	Provide waste removal for construction debris.
g.	Provide a temporary phone line & fax machine for project.
h.	Provide equipment rental & small tools as required.
i.	Obtain & pay for the Construction Building Permit only for the base building improvements
j.	Utility costs are included by the Landlord during construction up to substantial completion.

DIVISION 2 –SITE WORK/DEMOLITION
a.	Sawcutting of slab for new restrooms, break room, sink and restroom floor drain by code
b.	Provide excavation and backfill for new plumbing
c.	Knock out CMU Block Wall for [1] 4’-0” x 4’-0” window at shipping office looking into the interior of the warehouse
d.	Knock out Pre Cast Wall Panel for [1] 3’-0” x 7’-0” metal egress door adjacent to shipping office, provide concrete pre fabricated exterior stair
e.	Provide exterior striping for tenant parking as per C&A drawing attached hereto.
f.	Remove [4] existing dock levelers, doors and seals at the office area
g.	Provide a compactor door 8’ x 10’ on the far right wall of the loading docks.

DIVISION 3 – CONCRETE
a.
Provide sawcutting and removal of concrete to allow for the installation of four [4] restrooms (warehouse men’s & women’s and office men and women), a break room and floor drain adjacent to restrooms.  At least one (1) men’s bathroom and one’s women’s bathroom will be delivered ADA compliant.

b.	The general contractor will provide the necessary concrete materials to complete the infill of the trenching and infill of dock pits
c.	Place and finish concrete flatwork
d.	Provide Joint Filler to all existing sawcut joints in warehouse area. Any joint filler as a requirement of Tenant requested improvements is not included.
e.	Furnish and install concrete handicap ramp as per C&A drawing attached hereto.

DIVISION 4 - MASONRY
a.	Furnish and install masonry for perimeter shipping office walls up 10’
b.	Install [1] new angle iron at the window at the shipping office

DIVISION 5 – STRUCTURAL STEEL & MISC IRON
a.	Furnish and install hand railing for concrete handicap ramp per C&A drawing attached hereto
b.	Furnish and install angle iron at base of the demising wall at the shipping dock

D-1-1

DIVISION 6 – WOODS & PLASTICS
a.	Furnish & install ten feet of upper and lower building standard cabinets in the break room
b.	Furnish & install building standard plastic laminate countertop for the cabinetry
c.	Furnish & install [1] plywood backboard for the Tel / Data room
d.	Furnish & install wood blocking for cabinetry and toilet accessories

DIVISION 7 – THERMAL & MOISTURE PROTECTION
a.	Flash vent piping and exhaust fans for new restroom
b.	Cut and patch roofing for new rooftop units

DIVISION 8 – DOORS & WINDOWS
a.	Furnish & install [21] new prefinished building standard “birch” wood doors
b.	Furnish & install [2] new building standard hollow metal door frames with sidelights 18” x 7’ 0” for conference room
c.	Furnish & install [3] new building standard hollow metal interior steel doors
d.	Furnish & install [5] new building standard hollow metal exterior steel doors
e.	Furnish & install [2] wood doors with vision panels at entrance lobby
f.	Furnish & install building standard Lever door hardware
g.	Furnish & install building standard door frames as required
h.	Furnish & install [4] 4’-0” x 4’-0” building standard window at shipping office into warehouse
i.	Furnish & install mirrors at each restroom for a total of [4] standard size to fit over the sinks
j.	Furnish & install building standard glass storefront at [4] existing overhead doors location at office area
k.	7 existing loading dock doors

DIVISION 9 – FINISHES
a.
8,000 SF of office with 12 walled offices, 1 conference room accommodating 8 people, 1 break room accommodating 30 people, 1 computer room as shown on the attached plan and the remaining as open office space accommodating 20 building standard cubes.

b.	200 SF shipping office and single mens and womens bathrooms at the shipping dock area with water.
c.	Provide two [2] coats of building standard paint on all new surfaces color to be select by tenant from provided samples.
d.	Furnish and install drywall partitions for the main office demising wall
e.	Shipping office to be painted interior and exterior with building standard paint
f.	Furnish & install acoustical ceiling at finished office space and shipping office
g.	Office area to receive Carpet, selection shall be made from Sample provided by Advantage Construction
h.	Armstrong VCT 1’-0 x 1’-0” will be provided in the shipping office, breakroom, computer room and janitors closet
i.
Ceramic tile (building standard) to be provided in the restroom on the floors only and on wet walls.  Tile material not to exceed $3.50 sf.  Tenant responsible for any costs resulting from Tenant selections in excess of building standard.

j.
Ceramic tile (building standard) to be provided at front vestibule entrance.  Tile material not to exceed $3.50 sf.  Tenant responsible for any costs resulting from Tenant selections in excess of building standard.

k.	Wall & Ceiling insulation to be included at restrooms and conference rooms.
l.	Install single wall counter in copy fax room along one side wall.

DIVISION 10 – SPECIALTIES
a.	Furnish & install toilet accessories for new restrooms per architectural drawing mutually approved by Landlord and Tenant

D-1-2

DIVISION 11 – EQUIPMENT
a.	Surface mounted fire extinguishers will be provided as required by code .
b.	Semi-recessed mounted fire extinguishers will be provided in office area as required by code
c.	Any specified Tenant Improvement requiring increased extinguishers are not included

DIVISION 12 – FURNISHINGS
a.	Not included.

DIVISION 13 – SPECIAL CONSTRUCTION
a.	Not included.

DIVISION 14 – CONVEYING SYSTEMS
a.      Not included.

DIVISION 15 – MECHANICAL SYSTEMS – FIRE PROTECTION
a.	The Fire Protection system will be Design/Build in office area and shipping office per code
b.	This work will be limited to modifying the existing sprinkler system and adding heads to meet code.
c.	Any required Hose racks to be located at the end of the racking upon completion of the rack install as a result of Tenant Improvement requests are not included .

DIVISION 15 – MECHANICAL SYSTEMS – PLUMBING
a.	Plumbing will be Design / Build
b.	Furnish & install new floor mounted water closets per architectural drawings mutually approved by Landlord and Tenant
c.	Furnish & install new urinals per architectural drawing mutually approved by Landlord and Tenant
d.	Furnish & install drop in sinks per architectural drawings mutually approved by Landlord and Tenant
e.	Furnish & install [1] janitors sink.
f.	Furnish & install [1] hot water heater and [1] point of use water heater at shipping office restroom.
g.	Furnish & install gas piping to new HVAC units.
h.	Furnish and install sink in breakroom.

DIVISION 15 – MECHANICAL SYSTEMS – HVAC
a.	HVAC system will be design / build
b.	Furnish and install separate gas metering and piping
c.	Furnish & install HVAC units for the Office area
d.	Furnish & install [1] HVAC unit for the shipping office
e.	Modify existing warehouse HVAC
f.	Furnish & install ductwork and diffusers
g.	Furnish and install programmable thermostats
h.	Provide Air Balancing by subcontractor’s forces.
i.	Furnish & install exhaust fans for restrooms and 1 ½ ton ductless split system for the computer room

DIVISION 16 – ELECTRICAL
a.	The electrical system will be Design/Build
b.	600 amp 480 volt will be provided
c.	Electrical panel will be brought to the outside of the main office area only
d.	Furnish & install 18 cell parabolic building standard lighting in the office areas
e.	Furnish & install outlets, one outlet per office wall and corridors will be one outlet every 30’
f.	Warehouse lighting shall remain as existing.

D-1-3

g.	Modify existing fire alarm system to meet code
h.	Power for cubicles areas will be fed via a power pole.
i.	Furnish & install life safety devices, including horns, strobes & exit signs per code. Any specific life safety items as a result of any Tenant Improvement work is not included.
j.	Separately metered through building sub metering system
k.	Generator or UPS system is not included.
l.	Tel / data and security not included and is the responsibility of Tenant.
m.	Battery chargers not included and are the responsibility of Tenant

Other:
Landlord will provide access to power for Tenant contractors during fit up.

D-1-4

SCHEDULE D-2
APPROVED PLANS FOR LANDLORD’S WORK

[To be attached following approval thereof]

D-2-1

EXHIBIT E

BASE RENT SCHEDULE

Base Rent, net of all other charges due under this Lease, shall be as follows for each year of the Term:

Lease Year (or portion thereof)	Base Rent per Rentable Square Foot of the Premises

Lease Year 1	$5.40
Lease Year 2	$5.60
Lease Year 3	$5.80
Lease Year 4	$6.00
Lease Year 5	$6.20
Lease Year 6	$6.40

“Lease Year” means each period of twelve (12) successive months commencing on the Commencement Date or any anniversary thereof, or, if the Commencement Date does not fall on the first day of a calendar month, the first Lease Year shall consist of the partial calendar month following the Commencement Date and the succeeding twelve full calendar months, and each succeeding Lease Year shall consist of a one-year period commencing on the first day of the calendar month following the calendar month in which the Commencement Date fell and the last Lease Year shall end on the Termination Date.

If the original Termination Date is extended by Tenant pursuant to any extension rights set forth in this Lease, the Base Rent payable during the extension term is set forth in the applicable extension rights section of or rider to this Lease.

E-1

EXHIBIT F

RULES AND REGULATIONS

1.           Any outdoor storage facility or trash containers shall be effectively screened and shall be kept in a neat and clean attractive manner.  All trash shall be kept within.  Landlord shall have the right to approve the location, color and condition of all storage facilities or trash containers.

2.           All paints, solvents, propane and other compressed gas, and other combustible materials shall be stored in non-combustible and fireproof cabinets, containers or rooms.

3.           All electronic microwave dishes, satellite dishes and the like inside and outside the Premises shall be first approved by Landlord in writing.

4.           Tenant shall not use or install inside or outside the Premises any water faucets or additional water lines without the express written consent of Landlord.  If said consent is granted by Landlord, Landlord reserves the right to require separate metering and to assess additional water and sewer charges for any such faucets or additional water lines.

5.           Landlord shall not be responsible for lost or stolen property, equipment, money or any article taken from the Premises, Building or parking areas regardless of how or when loss occurs.

6.           Tenant, its officers, agents, servants or employees shall not permit the operation of any musical or sound producing instruments or device which may be heard outside the Premises, Building or parking areas or which may emanate electrical waves which will impair radio or television broadcasting or reception from or in the Building.

7.           All contractors and/or technicians performing work for or within the Premises, Building or parking areas shall be referred to Landlord for approval before performing such work. This shall apply to all work affecting the physical features or structural integrity of the Building, Premises or parking areas including but not limited to the floors, walls and ceilings.  None of this work shall be done by Tenant’s contractor without Landlord’s prior written approval.

8.           In the event Tenant must dispose of pallets crates, boxes, etc. which will not fit into outside trash containers it will be the responsibility of Tenant to dispose of same.  In no event shall such items be left in the parking areas.

9.           Tenant, its officers, agents, employees, servants, patrons, customers, licensees, invitees and visitors shall not solicit business in the Building’ parking areas or common areas, nor distribute any handbills or other advertising matter in automobiles parked in the Building’ parking areas.

10.         Tenant, its officers, agents, servants or employees shall not use the Premises or Building for housing, lodging or sleeping purposes.

F-1

11.           Tenant, its officers, agents, servants, employees, patrons, licensees, customers, visitors or invitees shall not bring into the Premises or keep on the Premises any fish, fowl, reptile, insect or animal or any bicycle or other vehicle (wheel chairs and baby carriages excepted).

12.           Sidewalks, doorways, vestibules and other similar areas shall not be used for the disposal of trash, be obstructed by Tenant, or be used by Tenant for any purpose other than entrance to and exit from the Premises and for going from one part of the Building to another part of the Building.

13.           Plumbing fixtures shall be used only for the purpose for which they are designed, and no sweepings, rubbish, rags or other unsuitable materials shall be disposed into them.  Damage resulting to any such fixture due to misuse by the Tenant shall be the liability of said Tenant.

14.           Exterior doors, when not in use, shall be kept closed.

15.           Tenant space, particularly that which is visible from public areas, must be kept neat and clean.

16.           All equipment and utilities installed by Tenant, including, but not limited to, all heating, ventilation and air-conditioning equipment, shall be effectively screened and shall be kept in a neat and clean attractive manner.

17.           All trucks/trailers must be parked in asphalt or gravel areas.  Dropped trailers must be parked on concrete or gravel areas.  All dropped or stored trailers must be parked in the rear of the building behind leased space not to conflict with adjacent Tenants.

18.           All rubbish and refuse generated from trucks is Tenant responsibility.

19.           No overnight parking on main distribution roadways is permitted.

20.           All traffic must obey posted speed limits.

21.           All car parking must be on asphalt only.

22.           No vehicles in the building unless previously approved by Landlord.

23.           All trucks must use Distribution Center Drive to exit the site.

24.           All Tenants must assign a designated smoking area to be managed by the Tenants.  These areas must be supplied with cigarette containers and must be at least 10’ away from the building and not in any landscaped areas.

25.           Picnic table locations must be approved by Landlord.

26.           One manager from each tenant must go through Landlords spill kit training program for potential environmental issues created at the site.

F-2

EXHIBIT G

LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

DATE OF ISSUE:	EXPIRATION DATE:

BENEFICIARY:	APPLICANT:

CREDIT AMOUNT:
USD

At the request and for the account of ____________________________ (“Applicant”) we, [_____________________] (“Issuer”) hereby, issue this Irrevocable Standby Letter of Credit numbered _______ (“Letter of Credit”) in favor of you, ____________________________ (“Beneficiary”).  You shall be entitled to draw under this Letter of Credit from time to time amounts not exceeding, in the aggregate, USD ________________________________and 00/100 Dollars ($__________) (“Credit Amount”).

This Letter of Credit expires on ________________ at 12:00 PM.  However, the expiration date of this Letter of Credit shall be automatically extended for successive one year periods unless sixty (60) or more days before the expiration date Beneficiary receives Issuers written notice by certified mail that Issuer elects not to extend the expiration date.  The expiration date shall also be extended in accordance with the rules of ISP98 on closure of the place of presentation on the expiration date.

This Letter of Credit is issued with respect to that certain lease agreement, by and between the Beneficiary, as Landlord, and the Applicant, as Tenant.  Said lease agreement, and any amendments or modifications thereof, is hereinafter referred to as the “Lease.”  Our obligations under this Letter of Credit are solely as set forth herein, are not subject to any condition or qualification and are completely independent of the obligations of the Applicant under the Lease.  We do not undertake any obligation under the Lease, nor do we undertake any responsibility to ascertain any facts, or to take any other action, with respect to the Lease, and we acknowledge that our obligations under this Letter of Credit shall not be affected by any circumstance, claim or defense of any party as to the enforceability of the Lease or any dispute as to the accuracy of the Statement (as defined below).  The references to the Lease in this Letter of Credit are solely to describe the required contents of the Statement.

G-1

Funds under this Letter of Credit are available to you against presentation of the following documents at our office at ______________________ prior to close of business on or before the expiration date, as extended in accordance with the terms of this Letter of Credit:

1.           The original of this Letter of Credit and any amendments thereto.

2.           Your sight draft on us in an amount not exceeding the amount of this Letter of Credit (less sums previously paid by us hereunder) executed by the person executing the Statement and bearing the number of this Letter of Credit; and

3.           A statement (the “Statement”) executed by a natural person, stating that such person is your duly authorized representative, and that you are entitled to draw upon this Letter of Credit.

Multiple and partial drawings are permitted provided that drawings honored by us hereunder shall not, in the aggregate, exceed the Credit Amount as in effect from time to time.  The Credit Amount shall be reduced by any partial draws.

This Letter of Credit may be amended from time to time pursuant to the written application for such amendment submitted by the Applicant to us, but no such amendment shall be effective unless executed by us in writing and expressly approved in writing by the Beneficiary.

This Letter of Credit is transferable in its entirety through us and successive transfers shall be permitted provided that Beneficiary pays our one time charge of $250.00 for such transfer.

This Letter of Credit is issued subject to and governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision) International Chamber of Commerce Publication 600.  This Letter of Credit shall also be governed by the laws of the Commonwealth of Massachusetts to the extent not inconsistent with UCP 600.

[ISSUER]

By:

G-2

EXHIBIT H

FORM OF CURRENT LENDER SNDA

SUBORDINATION, NON-DISTURBANCE AND
ATTORNMENT AGREEMENT

This SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made and entered into as of the _____ day of May, 2009, by and among SOVEREIGN BANK, a federal savings bank, with an office located in the City of Providence, Rhode Island, as Administrative Agent for the benefit of the Lenders, as defined in the Loan Agreement, as defined below (“Mortgagee”), and PR LITTLETON EXPANSION LLC, a Delaware limited liability company, (“Landlord”) and TRIUMPH LEARNING, LLC, a Delaware limited liability company (“Tenant”).

RECITALS

A.           Landlord is the owner of the Real Estate (defined in Section 1) presently known as and numbered 1-3 Distribution Center Circle, Littleton, Massachusetts, and Mortgagee is the beneficiary of the Mortgage (defined in Section 1) that encumbers the Real Estate.  Landlord leases to Tenant those portions of the Real Estate referred to herein as the Leased Premises.

B.           Tenant and Landlord are parties to the Lease (defined in Section 1), pursuant to which Tenant leases the Leased Premises (as defined in Section 1) from Landlord.

C.           Landlord, Mortgagee and Tenant desire to provide for Tenant’s continued tenancy of the Leased Premises pursuant to the Lease, notwithstanding any default by Landlord under the Mortgage or the Lease, all upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the Leased Premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree and covenant as follows:

1.           Definitions.  Any capitalized term that is not specifically defined in this Agreement shall have the meaning set forth in the Lease. The following terms when used in this Agreement shall have the meanings indicated below:

“Foreclosure” shall mean any exercise of the remedies available to the holder of the Mortgage, upon a default under the Mortgage, that results in a transfer of title to or possession of the Real Estate, including without limitation: (a) a transfer by judicial foreclosure; (b) a transfer by deed in lieu of foreclosure; (c) the appointment by a court of a receiver to assume possession of the Real Estate; (d) a transfer of either ownership or control of Landlord, by exercise of a stock pledge of otherwise; (e) a transfer resulting from an order given in a bankruptcy, reorganization, insolvency or similar proceeding; (f) if title to the Real Estate is held by a tenant under a ground lease, an assignment of the tenant’s interest in such ground lease in connection with a default under the Mortgage; or (g) any similar judicial or non judicial exercise of the remedies held by the holder of the Mortgage.

“Foreclosure Date” shall mean the date on which title to or possession of the Real Estate is transferred by means of a Foreclosure.

“Landlord” shall mean any of the following:  (a) the Landlord identified as the “Landlord” in the Preamble; (b) any successors or assigns of the  Landlord; (c) any nominee or designee of the Landlord; (d) any initial or subsequent assignee of all or any portion of the interest of the Landlord in the Lease; or (e) any entity that is a participant in the financing secured by the Mortgage, or otherwise acquires an equitable interest in the Lease.

“Lease” shall mean the Lease dated May           _, 2009 between Tenant and Landlord, pursuant to which Tenant leases the Leased Premises.  The term “Lease”, as used in this Agreement, shall include any permitted amendments, modifications, supplements, replacements or extensions of the original Lease.

“Leased Premises” shall mean: (i) a stipulated 80,000 rentable square feet at the portion of the Real Estate presently known as and numbered 1-3 Distribution Center Circle, Littleton, Massachusetts (being the “Premises” under the Lease, as more-fully described in the Lease.

“Loan Documents” shall mean, collectively: (i) that certain Loan Agreement dated March 7, 2008, by and among Landlord, Mortgagee, and Guarantors, as such term is defined therein (the “Loan Agreement”), (ii) the Mortgage, as defined below, and (iii) all other documents, including not withstanding those referenced in the Loan Agreement, evidencing and/or securing the indebtedness described therein.

“Mortgage” shall mean, collectively: (i) that certain Mortgage, Financing Statement and Security Agreement dated March 4, 2008, recorded with the Plymouth County Registry of Deeds (the “Registry”) in Book 50855, Page 504, as affected by that certain Confirmatory Mortgage, Financing Statement and Security Agreement dated March 7, 2008, recorded with the Registry in Book 50882, Page 340, that certain Assignment of Leases and Rents dated March 4, 2008, recorded with the Registry in Book 50855, Page 534, as affected by that certain Confirmatory Assignment of Leases and Rents dated March 7, 2008, recorded with the Registry in Book 50882, Page 370, and that certain UCC Financing Statement recorded with the Registry in Book 50855, Page 545, securing the indebtedness and obligations described therein.  The Mortgage encumbers the Real Estate.  The term “Mortgage”, as used in this Agreement, shall include: (a) any amendments, modifications, supplements, replacements, extensions or refinancings of the original “Mortgage” described above, including, without limitation, any permanent refinancings; and (b) any existing or future financing by Mortgagee that is solely secured by the Real Estate.

“Mortgagee” shall mean any of the following: (a) the entity identified as the “Mortgagee” or “Beneficiary” in the Preamble; (b) any successors or assigns of that entity; (c) any nominee or designee of that entity (or any other entity described in this definition); (d) any initial or subsequent assignee of all or any portion of the interest of that entity in the Mortgage; or (e) any entity that is a participant in the financing secured by the Mortgage, or otherwise acquires an equitable interest in the Mortgage.

“Real Estate” shall mean the real estate in Littleton, Massachusetts presently containing an industrial building of approximately 480,000 rentable square feet (on the portion of the Real Estate presently known as and numbered 1-3 Distribution Center Circle, Littleton, Massachusetts) and all other improvements situated thereon, more-fully described in Exhibit A hereto, together with the fixtures, furnishings, equipment and other real and personal property associated therewith.

“Subsequent Owner” shall mean any individual or entity that acquires title to or possession of the Real Estate or any portion thereof at or through a Foreclosure (together with any successors or assigns thereof), including without limitation, (a) Mortgagee, (b) any purchaser of the Real Estate or portion thereof from Mortgagee, or any lessee of any portion of the Real Estate from Mortgagee, or (c) a purchaser of the Real Estate or portion thereof at Foreclosure.

2.           Subordination of Lease.  The Lease and all right, title and interest of Tenant in and to the Leased Premises and the Real Estate and the rents and income associated therewith, are and shall be subject and subordinate to the debt secured by the Mortgage and all documents relating thereto, Mortgagee’s right, title and interest in and to the Real Estate, and the rents and income associated therewith, and the lien of the Mortgage; provided, however, that, notwithstanding the foregoing subordination, neither Mortgagee nor any Subsequent Owner shall name Tenant as a defendant in any Foreclosure (unless the same is required under applicable law to effect the Foreclosure) or otherwise take steps that are inconsistent with Section 3 of this Agreement.

(a)                                3.           Non-Disturbance.

(b)                              A.           In the event Mortgagee or any other Subsequent Owner comes into possession of or acquires title to the Real Estate or portion thereof either at or following a Foreclosure, Mortgagee agrees (which agreement shall be binding on all Subsequent Owners) that if, at such time, (a) the Lease has not expired or otherwise been earlier terminated in accordance with its terms, and (b) Tenant has not committed an Event of Default under the Lease which is still outstanding after expiration of all applicable cure periods, then Mortgagee and all Subsequent Owners shall recognize Tenant’s rights under the Lease, and, Tenant shall not be named a party in any Foreclosure action or proceedings, and Tenant shall not be disturbed in its right to lease and operate at the Leased Premises pursuant to the Lease.  Notwithstanding the foregoing, if an Event of Default by Tenant occurs after the Foreclosure Date, the Subsequent Owner as of the date of such Event of Default shall have such remedies as are available to Landlord under the Lease, including termination of the Lease.  A Subsequent Owner acquiring possession of or title to the Real Estate or portion thereof at or following a Foreclosure will not, with respect to acts or omissions of Landlord prior to the Foreclosure Date, be (i) liable for any action or omission of Landlord under the Lease; provided, however, that nothing herein shall relieve Mortgagee or any Subsequent Owner from liability for such actions or omissions which constitute continuing defaults under the Lease if Mortgagee or Subsequent Owner, as applicable, was given notice and an opportunity to cure such default(s), pursuant to Section 5 of this Agreement, prior to the Foreclosure Date, (ii) subject to any offsets, claims or defenses that Tenant might be entitled to assert against Landlord, provided, however, that the Mortgagee or Successor Owner, as applicable, shall be subject to any such offset, claim or defense if (and only if) the Mortgagee or Successor Owner, as applicable, received written notice from the Tenant, in accordance with Section 5 below, of the default which gave rise to such offset, claim or defense and was given the period of time to cure the same, as provided in Section 5 below, prior to the Foreclosure Date, (iii) liable for any indemnification obligations of Landlord under the Lease as to matters occurring or arising prior to the Foreclosure Date, except to the extent that Mortgagee and/or Subsequent Owner, as applicable, had notice of the event giving rise to such indemnification obligation prior to the Foreclosure Date, (iv) INTENTIONALLY OMITTED, (v) bound by any base rent, percentage rent or any other payments which Tenant paid for more than the current month to Landlord or to any prior owner under the Lease, except to the extent actually paid over to Mortgagee, (vi) bound by any material amendment or modification of the Lease made without Mortgagee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (vii) bound by any consent by Landlord under the Lease to any assignment or sublease of Tenant’s interest in the Lease made without also obtaining Mortgagee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (A) Mortgagee’s prior written consent shall not be required for an assignment or sublease that does not require Landlord’s consent pursuant to the terms of the Lease, and (B) if Mortgagee does not respond to Tenant’s request for consent within thirty (30) days of receipt of such request, then such consent to assignment or sublease, as applicable, shall be presumed to have been given; (viii) personally liable for any default under the Lease or any covenant or obligation on its part to be performed thereunder as lessor or landlord, it being acknowledged that Tenant’s sole remedy in the event of such default shall be to proceed against Landlord’s or Mortgagee’s interest in the Real Estate, (ix) liable for or deemed to incur any obligation with respect to any breach of warranties or representations of any nature of Landlord under the Lease or otherwise, including, without limitation, any warranties or representations of Landlord respecting use, compliance with zoning, Landlord’s authority, habitability or fitness for any purpose or presence or absence of hazardous materials or substances, including petroleum products, (x) liable for any consequential or other damages which may have been incurred by Tenant by reason of any breach of obligations to be performed by Landlord, except as expressly set forth in this Agreement, or (xi) liable for any leasing commissions, the triggering event for which arose prior to the date Mortgagee or any Subsequent Owner succeeded to Landlord’s interest.

With respect to any action which requires the consent of the Mortgagee in accordance with the terms of this Agreement, or if the Tenant is required hereunder to seek, or desires to seek, the approval of the Mortgagee prior to undertaking a particular action or course of conduct, the Tenant shall provide Mortgagee with written notice, in accordance with the terms of Section 7 of this Agreement, of any such request for such consent, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such action or course of conduct.  Tenant shall be required to include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE.  ANY FAILURE TO RESPOND WITHIN THIRTY (30) DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION OR COURSE OF CONDUCT REQUESTED BY THE TENANT AND RECITED ABOVE.”

If the foregoing legend is included by the Tenant in its communications, and if the Mortgagee fails to respond (which response need be neither a statement of consent nor a refusal of consent) to the Tenant within ten (10) days of Mortgagee’s receipt of such notice, then the Mortgagee shall be deemed to have consented to such proposed action or course of conduct for all purposes hereunder.

B.           Notwithstanding anything contained herein to the contrary, if Mortgagee or any Subsequent Owner succeeds to Landlord’s interests under the Lease after the Commencement Date, as defined in the Lease, such party shall have absolutely no obligation to perform any leasehold improvements or other construction obligations in the Property on the part of Landlord to have been performed, other than any ongoing maintenance and repair obligations as to a completed structure which are required to be performed by the Landlord under the terms of the Lease or to restore the Premises after a casualty or taking (to the extent required under the Lease), unless the Tenant, within five (5) business days of receiving notice from the Mortgagee or Subsequent Owner, as applicable, that Mortgagee or Successor Owner is exercising its rights of Foreclosure with respect to the Property, shall have delivered written notice to the Mortgagee or Subsequent Owner specifying the leasehold improvements or other construction obligations which the Landlord was to have performed at the Property pursuant to the Lease but which were not performed by the Landlord as of the date of such notice.

4.           Attornment/Termination.

A.           Tenant agrees that, upon a Foreclosure of the Mortgage, provided that the Lease has not expired or otherwise been earlier terminated in accordance with its terms for reasons other than such Foreclosure, Tenant shall attorn to any Subsequent Owner and shall remain bound by all of the terms, covenants and conditions of the Lease, for the balance of the remaining term thereof (and any renewals thereof that may be effected in accordance with the Lease) with the same force and effect as if such Subsequent Owner were the “Landlord” under the Lease and without the payment by such Subsequent Owner of any fee arising under the Lease from such succession to the interests of Landlord.  Such attornment shall be effective and self-operative without the execution of any further instruments upon the succession by Subsequent Owner to the interest of the lessor or landlord under the Lease or the taking of possession of the Real Estate by Mortgagee.  Nevertheless, Tenant shall, from time to time, promptly execute and deliver such instruments evidencing such attornment as Subsequent Owner or Mortgagee may require.  The respective rights and obligations of Subsequent Owner, Mortgagee and of the lessee or tenant under the Lease upon such attornment, to the extent of the then remaining balance of the term of the Lease and any such extensions and renewals thereof, shall be and are the same as now set forth in the Lease except as otherwise expressly provided herein.

5.           Notice and Opportunity to Cure.

A.           If an event occurs that would give Tenant or Landlord the right to terminate the Lease (“Default”), and if Tenant gives written notice of a Default by Landlord to Landlord pursuant to the Lease, then Tenant shall also give a duplicate copy (herein referred to as the “Notice”) of such notice to Mortgagee, in accordance with Section 7 of this Agreement.  Tenant agrees that Mortgagee shall have the right, but not the obligation, within the time period specified in the Lease, plus an additional thirty (30) days (or, if no time period is specified, a reasonable time, provided that the Mortgagee is diligently prosecuting the same) from the later of (i) the expiration of the period allowed under the Lease for cure by Landlord, or (ii) the date Tenant has notified Mortgagee that Landlord has failed to cure such default within the period provided in the Lease to correct or remedy, or cause to be corrected or remedied, each such default before Tenant may take any action under the Lease by reason of such default; provided, however, that Mortgagee shall notify Tenant in accordance with Section 7 hereof within twenty (20) days after Mortgagee’s receipt of the Notice that Mortgagee intends to cure such Default; provided further, however, that if Mortgagee is entitled to cure a Default of Landlord pursuant to the foregoing provisions of this Section 5, then such cure period shall in no event exceed a period of one hundred eighty (180) days from the date on which Mortgagee receives notice of such Default.

B.           No notice given by Tenant to Landlord shall be effective as a notice under the Lease unless the applicable duplicate notice to Mortgagee which is required under subsection A hereof is given to Mortgagee in accordance with this Agreement. It is understood that any failure by Tenant to give such a duplicate notice to Mortgagee shall not be a default by Tenant either under this Agreement or under the Lease, but rather shall operate only to void the effectiveness of any such notice by Tenant to Landlord under the Lease.

C.           Tenant agrees to accept performance by Mortgagee with the same force and effect as if the same were performed by Landlord, in accordance with the provisions and within the cure periods prescribed in the Lease (except that Mortgagee shall have such additional cure periods, not available to Landlord, as are set forth in Section 5(A) above).

D.           Except as specifically limited in the foregoing paragraphs, nothing herein shall preclude Tenant from exercising any of its rights or remedies against Landlord with respect to any default by Landlord under the Lease.

6.           Assignment of Lease.  Landlord has, pursuant to the applicable provisions of the Mortgage, collaterally assigned to Mortgagee, as additional security for the indebtedness secured by the Mortgage, all of Landlord’s right, title and interest in and to the Lease, including the right to all rents and other payments payable to Landlord pursuant to the Lease.  Tenant hereby acknowledges that it has been given a copy of the foregoing assignment, and Tenant hereby consents thereto.  If, pursuant to such assignment (or subsequent loan documentation entered into between Landlord and Mortgagee, with a similar purpose), Tenant receives (from time to time) a notice (a “Loan Default Notice”) from Mortgagee directing Tenant to pay to Mortgagee subsequent rental and other payments under the terms of the Lease which would otherwise be payable to Landlord, then Tenant shall comply with any such notice.  Tenant shall continue to make payments in compliance with any such Loan Default Notice from Mortgagee until Tenant receives written instructions to the contrary from Mortgagee.  Landlord hereby gives its consent to any such payments by Tenant to Mortgagee that are in compliance with any such Loan Default Notice, and release Tenant from liability for any such payments.  This consent by Landlord shall be deemed to be irrevocable until the entire debt secured by the Mortgage has been discharged, as evidenced either by the recordation of a satisfaction or release executed by Mortgagee and delivered to Tenant, or by the delivery of a written statement to that effect from Mortgagee to Tenant; upon receipt of the foregoing, all of the Tenant’s obligations under this Agreement, other than those post-Foreclosure agreements set forth in Section 4 hereof, shall automatically terminate.  It is understood that Tenant shall comply with the direction set forth in any such Loan Default Notice without any necessity to investigate Mortgagee’s reasons for sending such notice, or to confirm whether or not Landlord is in fact in default under the terms of the Mortgage.  Tenant further acknowledges and agrees that under the provisions of the Mortgage, the Lease cannot be terminated except as provided in the Lease (nor can Landlord accept any surrender of the Lease) nor amended or modified in any of its material terms, consent by Landlord be given to the waiver or release of Tenant from the performance or observance of any obligation under the Lease, in each such case, without the prior written consent of Mortgagee except as otherwise provided in the Assignment, and without such consent no rent may be collected or accepted by Landlord more than one month in advance.

7.           Notices.  Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and (a) delivered by hand against receipt, (b) sent by certified or registered mail, postage prepaid, return receipt requested, or (c) sent by a nationally recognized overnight courier service:

To Mortgagee:                    Sovereign Bank
One Financial Plaza
Providence, Rhode Island  02903
Attention:  Manuel J. Vales, IV,

      Senior Vice President,

with a copy to:                    Paul J. Ayoub, Esquire
Nutter, McClennen & Fish, LLP
World Trade Center West
155 Seaport Boulevard
Boston, MA 02210

To Landlord:                      c/o Condyne, LLC

Suite 100

Quincy, MA 02169

Attn:  Jeffrey C. O’Neill;

with a copy to:	c/o The Prudential Insurance Company of America
8 Campus Drive, 4th Floor
Parsippany, NJ  07054

Attention:  Joan Hayden, Esq.

with a copy to:                    Goodwin Procter, LLP
Exchange Place
53 State Street
Boston, MA 02109

Attention:  Minta Kay, Esq.

To Tenant:                          Triumph Learning, LLC
136 Madison Avenue, Suite #7
New York, NY  10016
Attention:  Brian Gurley

with a copy to:

DLA Piper LLP (US)
2525 East Camelback Road
Esplanade II
Suite 1000
Phoenix, AZ  85016-4232
Attention:  David Lewis, Esq.

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is properly delivered shall be deemed to have been served (a) on the date of hand delivery, (b) three (3) days after posting by certified or registered mail, or (c) on the business day following deposit with a nationally recognized overnight courier service, as the case may be.

8.           Estoppel Certificates/Estoppel.

A.           Tenant shall, at any time and from time to time upon not less than thirty (30) days’ prior written notice from Mortgagee, execute, acknowledge and deliver to Mortgagee, or to any third party specified by Mortgagee, a statement in writing: (A) certifying (i) that the Lease is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications) and (ii) the date through which the rents and other payments due under the Lease have been paid; (B) stating whether or not to the actual knowledge of Tenant (i) there is a continuing Event of Default by Landlord under the Lease, or (ii) there shall have occurred any event which, with the giving of notice or passage of time or both, would become an Event of Default, and, if so, specifying each such Default or occurrence of which Tenant may have knowledge; and (C) stating such other information as Mortgagee may reasonably request.  Such statement shall be binding upon Tenant and may be relied upon by Mortgagee and/or such third party specified by Mortgagee as aforesaid, and shall generally be in the form attached hereto as Exhibit B.

B.           Tenant hereby represents and warrants to Mortgagee as follows: (1) the Lease, as modified by this Agreement, is otherwise unmodified and is in full force and effect; (2) other than the Moving Allowance described in Exhibit D of the Lease, there are no fees or cost reimbursements due and payable to Tenant under the Lease as of the date hereof; (3) to the actual knowledge of Tenant without inquiry (i) there is no Event of Default by Landlord under the Lease, and (ii) there is no event which, with the giving of notice or the passage of time or both, would become an Event of Default; (4) Tenant has received no written notice from Landlord indicating that Tenant is in default or breach of the Lease and, to the actual knowledge of Tenant, no such default or breach on the part of Tenant currently exists; and (5) there are no outstanding loans or advances owed by Tenant to Landlord, or by Landlord to Tenant.

9.           No Assumption.  Tenant expressly acknowledges that, except as expressly provided in Section 3 above, Mortgagee assumes no obligations or liabilities of Landlord under the Lease and that Mortgagee will have no obligation to Tenant to exercise its rights under this Agreement or the Mortgage, but that the right and option to exercise such rights rests in the sole and absolute discretion of Mortgagee.

10.         Indemnification.  Landlord agrees to indemnify Mortgagee and defend and hold Mortgagee harmless from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including but not limited to reasonable attorney’s fees) which Mortgagee may incur under the Lease or this Agreement and from any alleged or actual obligation or undertaking on its part to perform or discharge any of the terms, covenants or agreement contained in the Lease.  This provision shall survive any termination of the Lease and any Foreclosure.

11.         Bankruptcy.  In the event of Landlord’s bankruptcy, and notwithstanding an effective rejection of this Agreement by Landlord, or its bankruptcy trustee in any such bankruptcy proceeding, Tenant and Mortgagee agree that (1) the terms and provisions of this Agreement will remain in full force and effect between Tenant and Mortgagee; provided however, that if rejection of this Agreement by Landlord, or its bankruptcy trustee renders it unreasonable, impractical or impossible for Tenant to perform under this Agreement or otherwise frustrates the carrying out of the purpose of this Agreement between Tenant and Mortgagee, then this Agreement shall become void and terminate as of the effective date of such rejection; and (2) Tenant shall not be required to perform any obligation under this Agreement if such performance would cause Tenant to violate or contradict the terms of any stay, decree or order (collectively, “Order”) of any court having jurisdiction over Landlord’s bankruptcy proceeding.  Tenant shall have no liability to Landlord or Mortgagee for Tenant’s nonperformance of any obligation hereunder because of its compliance with any Order.  This provision shall constitute an independent agreement between Tenant and Mortgagee and is intended to survive any rejection of this Agreement in bankruptcy by Landlord or any bankruptcy trustee.

12.         Limitation on Subsequent Owner’s Liability.  Notwithstanding any provision in the Lease to the contrary, the liability of any Subsequent Owner of the Real Estate (including, but not limited to, Mortgagee or its designee following a Foreclosure) is limited to its interest in the Real Estate and the income and proceeds thereof.  In no event will Tenant or any person claiming under Tenant have the right to seek recourse against any other assets of such Subsequent Owner or their respective officers, directors or stockholders for satisfaction of any liability or obligation of Landlord.  Any judgment obtained by Tenant against a Subsequent Owner shall be enforceable solely against the Real Estate and the income and proceeds thereof and not against any other assets of such Subsequent Owner, or its respective officers, directors, employees or beneficial interest holders.  The provisions of this paragraph, however, shall in no way be deemed to apply to or be for the benefit of Landlord.

13.         Confirmatory Documentation.  The provisions of all Sections of this Agreement are and shall be fully effective and binding between the parties, upon the occurrence of the conditions, if any, set forth in such Sections, without the execution of any further instruments by any party.  Notwithstanding the foregoing, each party to this Agreement shall have the right (from time to time, for so long as this Agreement is in effect) to request the other parties to execute documentation (in form reasonably satisfactory to all signing parties) confirming (if true) that such conditions (if any) have been satisfied and that the provisions of this Agreement or specified portions thereof have been implemented.  In such event, each of the parties that are requested to execute such confirmatory documentation agrees to execute it within a reasonable period of time (not to exceed thirty (30) days) after its receipt of such request.

14.         No Further Subordination.  Except as expressly provided to the contrary, Landlord and Tenant covenant and agree with Mortgagee that there shall be no further subordination of the interest of lessee under the Lease to any lender or to any other party without first obtaining the prior written consent of Mortgagee.  Any attempt to effect a further subordination of lessee’s interest under the Lease without first obtaining the prior written consent of Mortgagee shall be null and void.

15.         Miscellaneous.

A.          This Agreement may be executed in a number of identical counterparts.  If so executed, all of such counterparts shall, collectively, constitute one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart, provided that photocopy or facsimile copies of all signatures are produced.

B.           The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, legal representations and assigns of each of the parties hereto.

C.           Notwithstanding anything herein to the contrary, the commencement and prosecution of foreclosure proceedings under the Mortgage is a matter entirely within the discretion of Mortgagee.

D.           The use of the neuter gender in this Agreement shall be deemed to include any other render, and words in the singular number shall be held to include the plural, when the sense requires.

E.           In the event the Lease shall be amended, modified or supplemented, the Lease, as so amended, modified or supplemented, shall continue to be subject to the provisions of this Agreement without the necessity of any further act by the parties hereto; provided, however, Tenant shall use its commercially reasonable efforts to give Mortgagee a copy of any such amendment, modification or supplement to the Lease, with the understanding that the failure to do so, shall not impose any liability on Tenant or affect any of Tenant’s, rights and remedies under such amendment or supplement or under this Agreement.

F.           The provisions of this Agreement shall not be modified, amended, waived, discharged or terminated except by a written document signed by all of the parties hereto.

G.           This Agreement and its validity, interpretation and enforcement shall be governed by the laws of the Commonwealth of Massachusetts.

H.           Captions of Sections herein are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Sections to which they refer.

I.           Landlord hereby acknowledges and agrees to the provisions of this Agreement and agrees that, to the extent there is an inconsistency between the terms and provisions of this Agreement and the Lease, the terms and provisions of this Agreement shall prevail. The performance by the Tenant hereunder shall not be deemed a breach of any of its obligations to Landlord under the Lease.  Notwithstanding the foregoing, nothing herein shall be deemed a waiver of the choice of governing law provisions set forth in the Lease.

[SIGNATURE PAGE IS ON FOLLOWING PAGE]

WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

MORTGAGEE:

Witness:	SOVEREIGN BANK

By:
Manuel J. Vales, IV
Senior Vice President

STATE OF RHODE ISLAND
COUNTY OF PROVIDENCE

In Providence, in said County, on the ____ day of _________________, 2009, before me personally appeared the within-named Manuel J. Vales, IV, to me known and known by me to be a Senior Vice President of, and the person executing these presents on behalf of Sovereign Bank, the party executing the foregoing instrument, and he acknowledged said instrument by him so executed to be his free act and deed in such capacity, and the free act and deed of Sovereign Bank.

Notary Public
Print Name:
My Commission Expires:

[SEE NEXT PAGE FOR LANDLORD’S SIGNATURES]

LANDLORD:

Witness:	PR LITTLETON EXPANSION LLC,
a Delaware limited liability company

By:
Jeffrey C. O’Neill, Manager

COMMONWEALTH OF MASSACHUSETTS
COUNTY OF __________________________

In __________________, in said County, on the ____ day of _______________, 2009, before me personally appeared the within-named Jeffrey C. O’Neill, to me known and known by me to be Manager of PR Littleton Expansion LLC and the person executing these presents on behalf of said entity, the party executing the foregoing instrument, and he acknowledged said instrument by him so executed to be his free act and deed in such capacity, and the free act and deed of PR Littleton Expansion LLC.

Notary Public
Print Name:
My Commission Expires:

[SEE NEXT PAGE FOR TENANT’S SIGNATURE]

TENANT:

Witness:	TRIUMPH LEARNING, LLC, a Delaware limited
liability company

By:
Name:
Title:

STATE OF _________________________
COUNTY OF _________________________

In _________________, in said County, on the ____ day of _________________, 2009, before me personally appeared the within-named _________________________, to me known and known by me to be the _____________________ of, and the person executing these presents on behalf of Triumph Learning, LLC, the party executing the foregoing instrument, and he/she acknowledged said instrument by him/her so executed to be his/her free act and deed in such capacity, and the free act and deed of Triumph Learning, LLC.

Notary Public
Print Name:
My Commission Expires:

EXHIBIT A

Legal Description of the Real Estate

Those certain parcels of land, with the improvements thereon situated in Littleton, Middlesex County, Massachusetts, being shown as Lots 2, 3A, and 3B shown on that certain plan entitled “Definitive Subdivision of Land in Littleton, mass. Prepared for GFI Littleton, LLC,” dated April 2003, by David E. Ross Associates, Inc., Civil Engineers, Ayer, MA designated as Job No. 16168 and Plan No. L-8214, recorded with Middlesex South Registry of Deeds on January 29, 2004, as Plan No. 79 of 2004.

Together with the benefit of that certain Easement Agreement by and between CB/GFI Littleton LLC and Littleton Distribution Center LLC, dated as of November 15, 2007, and recorded in Book 50355, Page 189, subject to and in accordance with the terms and provision set forth therein.

Tenant Estoppel Certificate

Re:  ___________________________

Ladies and Gentlemen:

The undersigned Tenant (as hereinafter defined) under the Lease discussed below hereby certifies to _________________ (“Landlord”) and Sovereign Bank (“Lender”), and to their respective successors and/or assigns and lenders, that, as of the date next to our signature below, the status of the Lease is as follows:

1.
That certain Lease dated as of _________________, 2009 by and between PR LITTLETON EXPANSION, LLC (“Landlord”) and TRIUMPH LEARNING, LLC (“Tenant”), a true and correct copy of which is attached hereto and incorporated herein by reference as EXHIBIT A (the “Lease”), constitutes the entire and only agreement between Landlord and Tenant with respect to the Premises and Existing Premises, as defined and identified therein.   Except as specifically set forth in EXHIBIT A, the Lease has not been modified or amended in any respect whatsoever, either orally or in writing.  All initial capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Lease.

2.
The Lease is in full force and effect, and Tenant does not have nor is Tenant entitled to any credit, offset, defense, claim or counterclaim against either its obligation to pay Base Rent (and other charges under the Lease) or Tenant’s other obligations under the terms of the Lease, whether by reason of prepayment thereof, Landlord’s acts or omissions, or for any other reason.   Tenant has no present defenses to enforcement of the Lease in accordance with its terms.  Tenant is presently  in sole possession of the “Premises” described in the Lease.  Tenant is presently paying the full amount of rent required to be paid under the terms of the Lease with respect to the Existing Premises.

3.	A.
The Commencement Date of the Lease with respect to the “Premises” under the Lease shall be the date determined pursuant to the terms and provisions contained in Section 2(a) of the Lease and the Work Agreement, and the scheduled expiration date of the Lease is 5:00 p.m. local time on the last day of the month which is five (5) years and three (3) months following the Commencement Date, subject to earlier termination and extension as provided in the Lease.

B.	Except as set forth in Rider No. 2 of the Lease, there are no options remaining unexercised on the part of the Tenant to renew the Lease.

C.	The amount of monthly Base Rent payable under the Lease is as follows:

With respect to the Premises, beginning on the Commencement Date as described in Section 3.A above, Base Rent is payable in accordance with the following schedule:

Lease Year 1:                        $5.40 per rentable square foot of Premises.

Lease Year 2:                        $5.60 per rentable square foot of Premises.

Lease Year 3:                        $5.80 per rentable square foot of Premises.

Lease Year 4:                        $6.00 per rentable square foot of Premises.

Lease Year 5:                        $6.20 per rentable square foot of Premises.

Lease Year 6:                        $6.40 per rentable square foot of Premises.

D.
Tenant is also responsible for payment of Tenant’s Share of Operating Expenses (all as defined in Section 4 of the Lease), all subject to and in accordance with the terms and provisions contained in the Lease.

E.
Base Rent is payable in monthly installments, each due on the first day of each month during the Term, in advance, without notice, demand, deduction or setoff, all subject to and in accordance with the terms and provisions contained in Section 3 of the Lease.

4.	Tenant has unconditionally accepted delivery of the Premises from Landlord in accordance with the terms of the Lease, and has commenced payment of Base Rent for the Premises.

5.
Other than Tenant’s termination rights following fire or other casualty or taking by eminent domain (which rights are set forth in Sections 16 and 17 of the Lease, respectively), Tenant has no express right to cancel or terminate the Lease, no option or right to purchase the Premises, Building, the Land, or the Project, or any part thereof.  Except as set forth in Rider No. 1 and Rider No. 2 of the Lease, Tenant has no expansion rights or options, and no rights of first refusal and/or rights of first offer, for any space at the Project.

6.	Tenant has deposited $232,000 in cash with Landlord as Tenant’s Security Deposit under the Lease.

7.	All currently due Base Rent and Additional Rent payable by Tenant under the Lease, have been fully paid in accordance with the provisions of the Lease through the month of ____________ _________.

8.	Tenant’s Share under the Lease with respect to the Premises is 16.67% of the rentable square footage of the Building.

9.
Other than the performance of the Work as described in the Work Agreement attached to the Lease as Exhibit D and payment of the Moving Allowance, all items of an inducement nature required to be performed by Landlord as a condition to the Commencement Date, have been satisfactorily completed by Landlord, and there are no remaining conditions to Tenant’s obligations under the Lease.

10.
No default exists under the Lease on the part of either Landlord or Tenant, and to the best of Tenant’s knowledge, no condition or other state of fact exists that, with either the passage of time and/or the giving of notice, would give rise to a default under the Lease on the part of either Landlord or Tenant.

11.	No installment of Base Rent or payment of Additional Rent under the Lease has been paid more than one month in advance.

12.
Tenant has not transferred, assigned or sublet, or agreed to transfer, assign, or sublet, its interest in the Lease or any part thereof, nor, to Tenant’s knowledge, has the Tenant allowed any mechanic’s lien or any other encumbrance of any kind to be placed on or against the Premises or Existing Premises that is presently not satisfied.

13.	Tenant is solvent and has not filed on its behalf, nor to Tenant’s knowledge, has any party initiated against Tenant, proceedings for relief under bankruptcy, insolvency, or other proceedings.

14.	The individual executing this Tenant Estoppel Certificate on behalf of Tenant has been duly authorized to do so by all necessary corporate action of Tenant.

15.
Tenant is presently maintaining the liability and casualty insurance, if any, of the types and in the amounts required under the terms of the Lease.  Tenant agrees that it shall designate the Lender as the loss payee and additional insured in all such policies now or hereafter obtained pursuant to the Lease.

16.
To Tenant’s knowledge, Tenant is not using the Premises in a manner which is not in compliance with all laws, or which would result in the presence of, use, generation, manufacture, storage, treatment, disposal, discharge or release on or from the Premises of any substances or compounds prohibited or regulated under any Federal, state or municipal laws pertaining to health or the environment in violation of applicable laws.  There are no regulatory actions or other claims pending or, to Tenant’s knowledge, threatened against Tenant or against the Premises arising out of the presence of such substances on the Premises.

17.
This certification is made to induce Lender to make certain fundings, knowing that Lender shall rely upon the truth of this certificate in disbursing said funds, and shall inure to the benefit of Landlord, Lender, and their respective successors and assigns, and shall be binding upon Tenant and Tenant’s heirs, legal representatives, successors and assigns.  This certification shall not be deemed to alter or modify any of the terms and conditions of the Lease except to the extent specifically set forth herein.

[NO FURTHER TEXT ON THIS PAGE.  SEE NEXT PAGE FOR SIGNATURE]

This certificate shall be binding upon Tenant and its successors and assigns (if any); and is given with the knowledge that it may be relied upon (a) by Landlord and Lender (and/or their respective assignee(s) and/or successor(s)-in-interest as owners of or investors in the Property, and their lending institution and its servicer, if any), and (b) any party to whom Landlord grants the right to rely upon this Estoppel Certificate.  The person signing this Tenant Estoppel Certificate on behalf of the Tenant is a duly authorized agent of the Tenant.

Dated: __________________, 200__

By:
Name:

Its:

EXHIBIT A

EXHIBIT I

TENANT APPROVED PLANS

I-1

Rider No. 1

Right of First Refusal; Right of First Offer

Section 1:  Right of First Refusal

(a)           Tenant acknowledges and agrees that Landlord is currently marketing the remaining leasable area of the Building for lease (the “Available Space”).  Subject to the terms and conditions of this Section 1, before Landlord leases any of the Available Space that is immediately adjacent to the Premises in the expansion (as opposed to the original Building) portion of the Building and cross-hatched on the building plan attached as Exhibit A to this Lease (the “ROFO Space”) to any unrelated third party other than Plastipak Packaging, Inc. or its affiliates or related entities (collectively, “Plastipak”), Landlord will first offer such ROFO Space to Tenant for lease on the same terms and conditions upon which Landlord proposes to lease such ROFO Space to the third party by written notice to Tenant (“Landlord’s Offer Notice”).

(b)           Landlord’s Offer Notice shall specify the rentable square footage and location of the ROFO Space (together with a floor plan of such space), the Base Rent for the ROFO Space, the specified rent commencement date and anticipated commencement date therefor, and all other material terms and conditions which will apply to the ROFO Space in question.  Tenant shall notify Landlord within fifteen (15) business days of Tenant’s receipt of a Landlord's Offer Notice that (i) Tenant unconditionally accepts Landlord’s offer to lease all (but not less than all) of the ROFO Space offered in Landlord’s Offer Notice on the terms set forth in the Landlord’s Offer Notice, or (ii) Tenant declines Landlord’s offer to lease the ROFO Space offered in Landlord’s Offer Notice.  TIME SHALL BE OF THE ESSENCE with respect to the giving by Tenant of an acceptance notice pursuant to this Section 1(b).  If Tenant fails to timely notify Landlord of Tenant’s election to lease the ROFO Space pursuant to this Section 1(b), Tenant shall be deemed to have elected not to lease the ROFO Space and that Tenant rejects Landlord’s offer.  From and after the date Tenant rejects or is deemed to have rejected a Landlord’s Offer Notice to lease any ROFO Space under this Section 1(b), Tenant shall be deemed to have waived its right to lease such ROFO Space, and Landlord shall thereafter be entitled to lease such ROFO Space to any party on such terms and conditions as Landlord shall determine in Landlord’s sole discretion, provided, however, if the base rental rate in any such lease would be less than 90% of the base rental rate set forth in Landlord’s Offer Notice to Tenant, or if Landlord fails to enter into a third party lease for the ROFO Space within six (6) months following the expiration of Tenant’s response period under this Section 1(b), Landlord shall first re-offer the ROFO Space for lease to Tenant in accordance with the provisions of this Section 1.

Rider No. 1 – Page 1

(c)           If Tenant timely delivers its acceptance notice electing to lease the ROFO Space set forth in Landlord’s Offer Notice, then, on the date on which Landlord delivers vacant possession of such ROFO Space to Tenant in the condition required by Landlord’s Offer Notice, unless modified by mutual agreement of Landlord and Tenant (the “ROFO Space Commencement Date”), the ROFO Space shall become part of the Premises, upon all of the terms and conditions set forth in Landlord’s Offer Notice and otherwise upon all of the terms and conditions set forth in this Lease, except that (i) the terms and conditions set forth in Landlord’s Offer Notice shall govern and control with respect to the ROFO Space, (ii) Tenant’s Share shall be revised to reflect the addition of the ROFO Space to the Premises; and (iii) the provisions of Exhibit D concerning Landlord’s initial improvement obligations with respect to the Premises shall not apply with respect to the ROFO Space and Landlord shall not be required to perform any leasehold improvements, alterations or any other work, pay any Landlord’s contribution or grant any work allowance (including any moving allowance) or any other amount, grant any rent concessions, or render any services to make the Building or the ROFO Space ready for Tenant’s use or occupancy, and Tenant shall accept the ROFO Space in its “as is” condition on the ROFO Space Commencement Date, except as may be set forth in Landlord’s Offer Notice, unless modified by mutual agreement of Landlord and Tenant; and (iv) the term with respect to the lease of the ROFO Space shall be co terminous with the Term.

(d)           Notwithstanding any contrary provision of this Section 1 or any other provision of this Lease, Tenant’s right to elect to lease the ROFO Space is a one-time right and such right shall be null and void and of no force or effect if (i) the Lease has been terminated, (ii) Triumph Learning, LLC or a Permitted Transferee is no longer the Tenant under this Lease, (iii) Tenant has subleased all or any portion of the Premises or Tenant is not occupying the entire Premises for the conduct of its business, or (iv) an Event of Default shall have occurred that is continuing and uncured as of the date Tenant exercises the option to lease the ROFO Space or upon the ROFO Space Commencement Date (collectively, the “ROFO Conditions”).  The rights granted under this Section 1 shall be personal to the originally named Tenant under this Lease and shall not apply in favor of or be exercisable by any assignee of this Lease (other than a Permitted Transferee), nor any sublessee of all or any portion of the Premises.

Section 2:  Right of First Offer

(a)           Tenant agrees that if Tenant rejects or is deemed to have rejected a Landlord’s Offer Notice to lease any ROFO Space under  Section 1(b) of this Rider No. 1, Landlord may lease the ROFO Space to any third party subject to the terms of Section 1(b) above (any such lease of the ROFO Space to another third party being referred to herein as a “3rd Party ROFO Lease”).  If, after the expiration or termination of any 3rd Party ROFO Lease, before Landlord re-leases any ROFO Space to any third party other than the existing occupant at any time during the Term of this Lease, Landlord will first offer to lease such ROFO Space to Tenant, by written notice to Tenant (“Landlord’s Section 2 Offer Notice”), on the same terms and conditions (including, without limitation, any tenant improvement allowance) upon which Landlord proposes to lease such ROFO Space to the third party except for the base rent which shall be governed by the terms of this Section 2.  Notwithstanding the foregoing, Landlord shall have the right, without being subject to Tenant’s rights under this Section 2, to grant the existing tenant or other occupant of the applicable ROFO Space the right to renew or continue its term of occupancy whether or not such rights are expressly granted by a lease or other written instrument and whether or not such right to renew or continue its term of occupancy is subsequently memorialized in a lease or written instrument.

Rider No. 1 – Page 2

(b)           Landlord’s Section 2 Offer Notice shall specify the rentable square footage and location of the ROFO Space (together with a floor plan of such space), the Base Rent for the ROFO Space as determined by Landlord (which shall equal 95% of the fair market rental value (as defined in Section 2(c) below) for the ROFO Space), the specified rent commencement date therefor, and all other material terms and conditions which will apply to the ROFO Space.  Tenant shall notify Landlord within fifteen (15) business days of Tenant’s receipt of a Landlord's Section 2 Offer Notice that (i) Tenant unconditionally accepts Landlord’s offer to lease all (but not less than all) of the ROFO Space on the terms set forth in the Landlord’s Section 2 Offer Notice, or (ii) subject to the provisions set forth in this Section, Tenant accepts Landlord’s offer to lease all (but not less than all) the ROFO Space, but that Tenant disputes Landlord’s determination of the fair market rental value set forth in Landlord’s Section 2 Offer Notice, or (iii) Tenant declines Landlord’s offer to lease the ROFO Space.  TIME SHALL BE OF THE ESSENCE with respect to the giving by Tenant of an acceptance notice pursuant to this Section 2(b).  If Tenant fails to timely notify Landlord of Tenant’s election to lease the ROFO Space pursuant to this Section 2(b), Tenant shall be deemed to have elected not to lease the ROFO Space and that Tenant rejects Landlord’s offer.  From and after the date Tenant rejects or is deemed to have rejected a Landlord’s Section 2 Offer Notice to lease, Landlord shall thereafter be entitled to lease such previously offered ROFO Space to other parties on such terms and conditions and for such rent as Landlord determines in its sole discretion.  If Tenant timely so elects to lease the ROFO Space, but disputes Landlord’s determination of fair market rental value for the ROFO Space, and the parties do not agree on the fair market rental value within thirty (30) days after delivery of such acceptance notice from Tenant, then either party may initiate the arbitration procedure set forth in Section 1(b) of Rider No. 2 of this Lease to determine the fair market rental value by giving notice to the other within ten (10) business Days after the end of such thirty (30) day period.  If neither party timely submits the dispute for arbitration within such additional ten (10) business day period, Landlord’s determination of fair market rental value for the ROFO Space in question shall be binding on the parties.  For purposes of this Section 2(b), the term “fair market rental value” of the ROFO Space shall mean the fixed annual rent that a willing tenant would pay and a willing landlord would accept for expansion premises in the same building as the original leased premises, taking into account all then relevant factors and the then fair value of the improvements in the ROFO Space.

(c)           Upon determination of the fair market rental value for the ROFO Space in question, or if Tenant has accepted Landlord’s terms for the ROFO Space, Landlord and Tenant agree to enter into an amendment to this Lease memorializing the addition of the ROFO Space to this Lease and the amendment to the applicable defined terms hereunder, but failure of the parties to execute such an amendment shall have no effect on the effectiveness of the expansion of the Premises to include the ROFO Space, and the economic terms associated therewith, as set forth above.  Tenant’s lease of the ROFO Space shall be upon all of the terms and conditions set forth in Landlord’s Section 2 Offer Notice and otherwise upon all of the terms and conditions set forth in this Lease, except that (i) the terms and conditions set forth in Landlord’s Section 2 Offer Notice shall govern and control with respect to the ROFO Space leased pursuant to this Section 2, (ii) the Base Rent for the ROFO Space shall be as determined pursuant to this Section 2, (iii) Tenant’s Share shall be revised to reflect the addition of the ROFO Space to the Premises; (iv) the provisions of Exhibit D concerning Landlord’s initial improvement obligations with respect to the Premises shall not apply with respect to the ROFO Space and Landlord shall not be required to perform any leasehold improvements, alterations or any other work, pay any Landlord’s contribution or grant any work allowance (including any moving allowance) or any other amount, grant any rent concessions, or render any services to make the Building or the ROFO Space ready for Tenant’s use or occupancy, and Tenant shall accept the ROFO Space in its “as is” condition on the ROFO Space Commencement Date (as defined in Section 1 above), except as may be set forth in Landlord’s Section 2 Offer Notice, unless modified by mutual agreement of Landlord and Tenant, and (v) the term with respect to the lease of the ROFO Space shall be co terminous with the Term.

Rider No. 1 – Page 3

(d)           Notwithstanding any contrary provision of this Section 2 or any other provision of this Lease, Tenant’s right to elect to lease the ROFO Space pursuant to this Section 2 shall be null and void and of no force or effect if (i) the Lease has been terminated, (ii) Triumph Learning, LLC or a Permitted Transferee is no longer the Tenant under this Lease, (iii) Tenant has subleased all or any portion of the Premises or Tenant is not occupying the entire Premises for the conduct of its business, or (iv) an Event of Default shall have occurred that is continuing and uncured as of the date Tenant exercises the option to lease the ROFO Space or upon the ROFO Space Commencement Date (collectively, the “ROFO Conditions”).  The rights granted under this Section 2 shall be personal to the originally named Tenant under this Lease and shall not apply in favor of or be exercisable by any assignee of this Lease (other than a Permitted Transferee), nor any sublessee of all or any portion of the Premises.

All references to Sections contained in this Rider No. 1 shall be deemed references to the applicable Sections of this Rider No. 1 unless otherwise expressly noted.

Rider No. 1 – Page 4

Rider No. 2

Extension Option

1.           Option to Extend.

(a)           Provided that, at the time of such exercise, (i) this Lease is in full force and effect, and (ii) no Event of Default shall have occurred and be continuing (either at the time of exercise or at the commencement of the Extended Term), Tenant shall have the right and option to extend the Lease Term for one (1) extended term (the “Extended Term”) of five (5) years by giving written notice to Landlord not later than twelve (12) months prior to the expiration date of the original Lease Term.  The effective giving of such notice of extension by Tenant shall automatically extend the Term of this Lease for the Extended Term, and no instrument of renewal or extension need be executed.  In the event that Tenant fails timely to give such notice to Landlord, this Lease shall automatically terminate at the end of the Lease Term then in effect, and Tenant shall have no further option to extend the Lease Term.  The Extended Term shall commence on the day immediately succeeding the expiration date of the original Lease Term and shall end on the day immediately preceding the fifth (5th) anniversary of the first day of such Extended Term.  The Extended Term shall be on all the terms and conditions of this Lease, except:  (i) during the Extended Term, Tenant shall have no further option to extend the Term, and (ii) the Base Rent for the Extended Term shall be equal to the Fair Market Rental Value of the Premises (as hereinafter defined) for the Extended Term, taking into account all relevant factors, determined pursuant to Section 1(b) below. For purposes of this Section 1, the “Fair Market Rental Value of the Premises” shall mean the fixed annual rent that a willing tenant would pay and a willing landlord would accept for the Premises during the Extended Term, taking into account all then relevant factors.

Rider No. 2 – Page 1

(b)           Within thirty (30) days after receiving Tenant’s notice extending the Lease Term of this Lease pursuant to Section 1(a) above, Landlord shall provide Tenant with Landlord’s good faith estimate of the Fair Market Rental Value of the Premises for the upcoming Extended Term based upon rents being paid by tenants entering into leases for comparable space, for a comparable term and in comparable buildings in the Route 495 west suburban market and taking into account all then relevant factors.  If Tenant disagrees with Landlord’s estimate of the Fair Market Rental Value as set forth in Landlord’s notice referred to above, Tenant shall notify Landlord within thirty (30) days after its receipt of Landlord’s notice setting forth Tenant’s estimate of the Fair Market Rental Value of the Premises and the parties agree in good faith to attempt to reach agreement on the Fair Market Rental Value of the Premises for the Extended Term.  If Tenant fails to notify Landlord that Tenant disagrees with Landlord’s estimate and setting forth Tenant’s Fair Market Rental Value estimate within such thirty (30) day period then Tenant will be deemed to have accepted Landlord’s estimate of the Fair Market Rental Value for the Premises during the Extended Term.  If the parties are unable to reach agreement thereon within thirty (30) days after the delivery of such notice by Tenant, then either party may submit the determination of the Fair Market Rental Value of the Premises to arbitration by giving notice to the other party naming the initiating party’s arbitrator within ten (10) business days after the expiration of such thirty (30) day period.  Within twenty (20) days after receiving a notice of initiation of arbitration, the responding party shall appoint its own arbitrator by notifying the initiating party of the responding party’s arbitrator.  If the second arbitrator shall not have been so appointed within such twenty (20) day period, the initiating party shall deliver written notice of such failure to the responding party and the responding party shall have a period of ten (10) business days after receipt of such notice to appoint its arbitrator and deliver written notice thereof to the initiating party.  If the responding party fails to notify the initiating party of its designated arbitrator within the foregoing additional ten (10) business day period, then the second arbitrator shall be chosen in the same manner as described below with respect to the selection of the third arbitrator.  Upon the selection (or appointment, as the case may be) of the second arbitrator, the two arbitrators thus appointed shall, within fifteen (15) days after the responding party’s notice of appointment of the second arbitrator, appoint a third arbitrator.  If the two initial arbitrators are unable timely to agree on the third arbitrator, then either may, on behalf of both, request such appointment by the Boston office of American Arbitration Association, or its successor, or, on its failure, refusal or inability to act, by a court of competent jurisdiction.  The Fair Market Rental Value of the Premises for the Extended Term shall be determined by the method commonly known as “baseball arbitration”, whereby Landlord’s selected arbitrator and Tenant’s selected arbitrator shall each set forth its respective determination of the Fair Market Rental Value of the Premises, and the third arbitrator must select one or the other (it being understood that the third arbitrator shall be expressly prohibited from selecting a compromise figure).  Landlord’s selected arbitrator and Tenant’s selected arbitrator shall deliver their determinations of the Fair Market Rental Value of the Premises to the third arbitrator within five (5) business days of the appointment of the third arbitrator and the third arbitrator shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Fair Market Rental Value of the Premises.  The third arbitrator’s decision shall be binding on both Landlord and Tenant.  All arbitrators shall be commercial real estate brokers who have had at least ten (10) years experience in commercial leasing transactions in the Route 495 south suburban market and, in the case of the third arbitrator, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection.  Each party shall pay the fees of its own arbitrator, and the fees of the third arbitrator shall be shared equally by the parties.  In the event Tenant initiates the aforesaid arbitration process and as of the Commencement Date of the Extended Term the amount of the Base Rent for the Extended Term has not been determined, Tenant shall pay the amount determined by Landlord therefor and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the Commencement Date of the Extended Term if necessary.

All references to Sections contained in this Rider No. 2 shall be deemed references to the applicable Sections of this Rider No. 2 unless otherwise expressly noted.

Rider No. 2 – Page 2